Exhibit 10.28

DEED OF LEASE

Williams Communications LLC, Landlord

RACKSPACE IAD1DC, Ltd, Tenant

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EXHIBITS
Exhibit A – Legal Description
Exhibit A-l – Declaration of Protective Covenants and Restrictions for Herndon Square II
Exhibit B – Floor Plan
Exhibit C – Site Plan
Exhibit D – Equipment List
Exhibit E – Form of NDA
Exhibit F – Signage Specifications
Exhibit G – Parking Plan
Exhibit H – Form of Lease Guaranty
Exhibit I – Rules and Regulations
Exhibit J – Estimated 2003 Project Budget

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DEED OF LEASE

THIS DEED OF LEASE (“Lease”), dated this 16th day of January, 2003 by and between Williams Communications LLC, a Delaware limited liability company (“Landlord”) and Rackspace IAD IDC, Ltd, a Texas limited partnership (“Tenant”)

WITNESSETH:

That Landlord, in consideration of the rents and mutual covenants hereinafter set forth, does hereby lease, demise and let on a net basis unto Tenant, and Tenant does hereby hire and take from Landlord the “Premises” which consists of 32,971 square feet of “net rentable area” comprising all of the data center building, including the equipment as detailed in Exhibit D, as attached and incorporated by reference (“Building B”), located at 524 Van Buren Street, Herndon, Virginia 22070 (“Property”) in Fairfax County, Virginia. A description of the Property is attached hereto and incorporated herein, as Exhibit A Building B, the Property, and Landlord’s property located at 520 Van Buren Street, Herndon Virginia 22070 in Fairfax County are sometimes hereafter referred to collectively as the “Project”. Landlord hereby leases the Premises and Tenant hereby accepts the Premises and the existing improvements and equipment therein in its current “AS IS” condition. In consideration for One Hundred Fifteen Thousand Three Hundred and Ninety Eight Thousand Dollars and 50/100 ($115,398.50), an amount equal to two (2) months free Base Rent, hereinafter set forth, Tenant agrees and acknowledges that Landlord shall have the right to continue to occupy and use a portion of the Premises consisting of the approximately 3,000 square feet of data center floor space (“Landlord’s Retained Space”) more particularly identified on the floor plan for the building attached hereto as Exhibit B until February 2, 2003 (“Continued Occupancy”), in accordance with the provisions of Section 17.2 hereof.

Tenant hereby accepts this Lease and the Premises upon the covenants and conditions set forth herein and subject to any encumbrances, covenants, conditions, restrictions and other matters of record as of the date hereof and all applicable zoning, municipal, county, state and federal laws, ordinances and regulations governing and regulating the use of the Premises, including, but not limited to, the Protective Covenants and Restrictions for Herndon Square II attached hereto and incorporated herein, as Exhibit A-l.

TO HAVE AND TO HOLD THE SAME, for a “term” commencing on January [Insert Date], 2003. The term shall continue for a period of ten (10) years after the Commencement Date, unless sooner terminated in the manner provided hereinafter. The date on which the term of the Lease begins is sometimes hereinafter referred to as the “Commencement Date”.

Following the Commencement Date, Landlord shall deliver to tenant a Commencement Notice which shall contain the exact Commencement Date, and other reasonably pertinent data. Upon execution of the Commencement Notice by Landlord and Tenant, the Commencement Notice shall be conclusive and binding on Tenant as to all matters set forth therein.

ARTICLE 1

BASE RENT

Section 1.1 Base Rent. In consideration of the leasing aforesaid, Tenant agrees to pay to Landlord, One Technology Center, TC-11, 100 South Cincinnati, Tulsa, OK 74103, Attn: Susan Ellis, Corporate Real Estate or at such other place as Landlord from time to time may designate in wilting, annual rental based on the number of square feet of net rentable area contained in the Premises calculated as follows:

Beginning With the Commencement Date	32,971 sq. ft. Rate Per Sq. Ft. of Net Rentable Area
Year 1 2003	$21.00	692,391/12 = 57,699.25
Year 2 2004	$21.63	713,163/12 = 59,430.23
Year 3 2005	$22.28	734,594/12 = 61,216.17
Year 4 2006	$22.95	756,684/12 = 63,057.00
Year 5 2007	$24.10	794,601/12 = 66,216.75
Year 6 2008	$24.82	818,340/12 = 68,195.00
Year 7 2009	$25.57	843,068/12 = 70,255.67
Year 8 2010	$26.33	868,126/12 = 72,343.83
Year 9 2011	$27.12	894,174/12 = 74,514.50
Year 10 2012	$27.94	921,210/12 = 76,767.50

		8,036,351/120mos = 66,970

The aforesaid amount is sometimes hereinafter referred to as the “Base Rent,” and shall, be payable monthly, in advance, in equal installments commencing on the first day of the third month following the Commencement Date and continuing on the first day of each and every month thereafter for the next succeeding months during the balance of the term, it being the intention of the parties that there are to be two months free Base Rent. If the Commencement Date occurs on a date other than the first day of a calendar month, or if the term ends on a date other than the last day of a calendar month, monthly rent shall be prorated for that month on a daily basis.

ARTICLE 2

ADDITIONAL RENT

Section 2.1 Additional Rent. In addition to the Base Rent payable by Tenant under the provisions of Article 1 hereof, beginning on the Commencement Date Tenant shall pay to Landlord “Additional Rent” as hereinafter provided for in this Article 2. All sums under this Article and all other sums and charges required to be paid by Tenant under the Lease (except Base Rent), however denoted, shall be deemed to be “Additional Rent.” If any such amounts or charges are not paid at the time provided in the Lease, they shall nevertheless be collectible as Additional Rent with the next installment of Base Rent falling due.

Section 2.2 Definitions. The parties hereto agree upon the following Definitions:

(a) “Lease Year” shall mean each twelve (12) month period commencing with and including the month during which the term of this Lease commences, and ending with the month during which the term of this Lease (including any extensions or renewals) terminates.

(b) “Real Estate Taxes” shall mean and include all personal property taxes of Landlord relating to Landlord’s personal property used in connection with the operation and maintenance of the Project, real estate taxes accruing against the Project, water rates and charges, sewer rates and charges, charges and fees for public utilities, street lighting, excise levies, licenses, permits, inspection fees, installments of special assessments, including interest thereon, relating to the Project, and all other governmental charges, general and special, ordinary and extraordinary, foreseen as well as unforeseen, of any kind and nature whatsoever, or other tax, however described, which is levied or assessed in substitution for any of the foregoing by the United States of America or the state in which the Project is located or any political subdivision thereof, against Landlord or all or any part of the Project as a result of Landlord’s ownership thereof, and payable during the respective Lease Year. Real Estate Taxes shall not include state or federal income taxes, or franchise taxes. It shall not include any interest or penalties (other than those incurred as a result of Tenant’s non-payment of Base Rent or Additional Rent when due hereunder), net income tax, estate tax, or inheritance tax. Tenant shall be solely responsible for its Pro Rata Share (as hereinafter defined) of all Real Estate Taxes.

(c) “Operating Expenses” shall mean all reasonable and necessary expenses actually incurred by Landlord with respect to the maintenance and operation of the Project as determined by Landlord’s accountant in the performance of the duties described below in this section as determined by Landlord’s accountant in accordance with generally accepted accounting principles as applied to real property, consistently followed, including, but not limited to, liability and casualty insurance premiums for any insurance required to be carried by Landlord under the terms hereof, maintenance and repair costs, steam, electricity, water, sewer, gas and other utility charges, fuel, lighting, window washing, parking lot maintenance, trash and rubbish removal, snow and ice removal, landscaping, maintenance of rights-of-way contiguous to the Property, wages payable to employees of Landlord whose duties are connected with the operation and maintenance of the Project, amounts paid to contractors or subcontractors for work or services performed in connection with the operation and maintenance of the Project, repairs, replacements or other expenses for maintaining and operating the Project, reasonable attorneys’ fees and costs in connection with taxes or levies against Building B, and such other expenses as many be ordinarily incurred in the operation and maintenance of common areas associated with similar buildings in the Dulles industrial corridor and not specifically set forth herein, including a reasonable administrative fee equal to ten percent (10%) of Operating Expenses, provided that in the event Operating Expenses exceed One Hundred Thousand dollars ($100,000), then the administrative fee shall equal the greater of Ten Thousand dollars ($10,000) or two and one-half percent of Operating Expenses. The term “Operating Expenses” shall also include capital improvements and replacements to the Project, provided that the cost thereof shall be amortized on a straight-line basis over the useful life of the improvement or replacement, as determined in accordance with generally accepted accounting principles; provided that only the amount equal to a given year’s amortization shall be included in that year’s Operating Expenses. Tenant shall be solely responsible for its Pro Rata Share of all Operating Expenses.

Notwithstanding the foregoing, the term “Operating Expenses” shall not include any amounts reimbursed to Landlord from any source other than Operating Expenses; repairs, restoration or other work occasioned by fire, windstorm or other insured casualty, or occasioned by condemnation; interest or principal payments on any mortgage or other indebtedness of Landlord; payment under any ground lease; any depreciation allowance or expense; overtime or other expenses to Landlord due to Landlord’s defaults hereunder; costs directly resulting from the gross negligence or willful misconduct of Landlord, its employees, agents or contractors; costs or fees relating to the defense of Landlord’s title or interest in the Property; or costs or expenses incurred by Landlord in financing, refinancing, pledging, selling, granting or otherwise transferring or encumbering ownership rights in the Project.

During the term of this Lease, Tenant will pay, when due, all charges of every nature, kind or description for all utilities furnished to the Premises or chargeable against the Premises, including all charges for water, sewage, heat, gas, light, garbage, electricity, telephone, steam, power, or other public or private utility services. Tenant shall within thirty (30) days following the Commencement Date reimburse Landlord for all utilities or services at the Premises used directly and exclusively by Tenant or its agents, employees or contractors prior to the Commencement Date. Tenant shall pay directly any utilities for which service is provided exclusively for Tenant’s account, and shall pay Tenant’s Pro Rata Share (defined below) of all other utilities furnished to the Premises.

In the event that any charge or fee is required after the Commencement Date by the state in which the Premises are located, or by any agency, subdivision, or instrumentality thereof, or by any utility company furnishing services or utilities to the Premises, as a condition precedent to furnishing or continuing to furnish utilities or services to the Premises, such charge or fee shall be deemed to be a utility charge payable by Tenant. The provisions of this Section 2.2 shall include, but not be limited to, any charges or fees for present or future water or sewer capacity to serve the Premises, any charges for the underground installation of gas or other utilities or services, and other charges relating to the extension of or change in the facilities necessary to provide the Premises with adequate utility services. In the event that Landlord has paid any such charge or fee after the date hereof, Tenant shall reimburse Landlord for such utility charge.

(d) The term “Tenant’s Pro Rata Share” shall mean a fraction, the numerator of which is the net rentable area of Building B and the denominator of which is the net rentable area of the Project. Tenant’s Pro Rata Share is 48.7%

Section 2.3 Estimated Real Estate Taxes and Operating Expenses for Initial Lease Year. Landlord estimates that Real Estate Taxes and Operating Expenses for 2003 will be $2.95 per square foot of net rentable area, a summary of such estimate is attached hereto as Exhibit J.

Section 2.4 Estimated Real Estate Taxes and Operating Expenses for Subsequent Years. As to each Lease Year after the initial Lease Year, Landlord shall estimate on a reasonable basis for each such Lease Year the total amount of Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses. Said estimate shall be in writing and shall be delivered or mailed to Tenant at the Premises in or around each October in advance of the start of the Lease Year.

Section 2.5 Payment of Additional Rent. Tenant shall pay, as Additional Rent, Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses for each Lease Year, so estimated, in equal monthly installments, in advance, on the first day of each month during each applicable Lease Year. If for any reason Landlord has not provided Tenant with Landlord’s estimate of Real Estate Taxes and Operating Expenses prior to the commencement of any Lease Year, then, Tenant shall continue paying the amount due for the immediately preceding year until it receives Landlord’s estimate of same. Tenant shall pay to Landlord each month an amount equal to one-twelfth (1/12th) of the Real Estate Taxes and Operating Expenses as noted on Landlord’s estimate.

Section 2.6 Re-estimates of Real Estate Taxes and Operating Expenses. From time to time during any applicable Lease Year, but not more than one (1) time per Lease Year, Landlord may re-estimate the amount of Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses, and in such event Landlord shall notify Tenant, in writing, of such re-estimate in the manner’ above set forth and fix monthly installments for the then remaining balance of such Lease Year in an amount sufficient to pay the re-estimated amount over the balance of such Lease Year after giving credit for payments made by Tenant on the previous estimate.

Section 2.7 Adjustment of Actual Operating Expenses. Upon completion of each Lease Year, Landlord shall cause its accountants to determine the actual amount of Real Estate Taxes and Operating Expenses for such Lease Year and deliver a written certification of the amounts thereof to Tenant within ninety (90) days after the end of each Lease Year. If Tenant has paid less than its Pro Rata Share of the actual Real Estate Taxes and Operating Expenses for any Lease Year, Tenant shall pay such deficiency within thirty (30) days after receipt of such statement. If Tenant has paid more than its Pro Rata Share of the actual Real Estate Taxes and Operating Expenses for any Lease Year, Landlord shall credit such excess against the most current monthly installment or installments due Landlord for Additional Rent. A pro rata adjustment shall be made for a fractional Lease Year occurring during the term of this Lease or any renewal or extension thereof based upon the number of days of the term of this Lease during said Lease Year as compared to three hundred sixty-five (365) days and all additional sums payable by Tenant or credits due Tenant as a result of the provisions of this Article 2 shall be adjusted accordingly.

Section 2.8 Tenant Audit Rights. Tenant shall have the right to examine and audit Landlord’s annual statement of Operating Expenses Tenant shall commence its examination and if applicable, its audit within forty-five (45) days after receipt of the annual statement, shall perform its examination and audit with diligence and continuity and shall complete its examination and audit within one hundred twenty (120) days after receipt of the annual statement. The cost of any such examination and audit shall be paid by Tenant, except that, if it is determined on the basis of such audit (or if, in accordance with the following provisions, it is otherwise ultimately determined) that the amount of Tenant’s obligations for Operating Expenses for any calendar year was overstated by more than five percent (5%), then the reasonable cost of the audit shall be paid by Landlord. Landlord shall refund to Tenant any overpayment for the calendar year in question within thirty (30) days after the amount of the overpayment has been established by the audit or as provided in this subsection. If Tenant fails to exercise its right of audit within the forty five (45) day period, the amount of Tenant’s obligations for Operating Expenses shall, in the absence of fraud, be conclusively established as the amount set forth in the annual statement delivered by Landlord to Tenant. If, however, Tenant timely exercises its right to audit and the results thereof differ from Landlord’s annual statement of Operating Expenses, and Landlord disputes Tenant’s audit and gives Tenant notice within thirty (30) days of Landlord’s receipt thereof that it disputes the results of such audit, Landlord or Tenant may elect to resolve the dispute in accordance with the alternative dispute resolution method set forth in Section 1633 of this Lease, in which event each “Official” shall be an independent certified public accountant with at least ten (10) years’ experience in the local Northern Virginia commercial real estate market. In the event Landlord fails to give Tenant notice that it disputes Tenant’s audit within said thirty (30) day period, the amount of Tenant’s obligations for Operating Expenses shall, in the absence of fraud, be conclusively established as the amount set forth in Tenant’s audit.

Section 2.9 Taxes and Other Additional Rent. Beginning on the Commencement Date and continuing throughout the term of the Lease, Tenant shall be responsible for its Pro Rata Share of all Real Estate Taxes. Tenant shall pay, also as Additional Rent, all other sums and charges required to be paid by Tenant under this Lease, and any tax or excise on rents, gross receipts tax, or other tax, however described, which is levied or assessed by the United States of America or the state in which the Premises are located or any political subdivision thereof, against Landlord in respect to the Base Rent, Additional Rent or other charges reserved under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease, but only to the extent such levy, tax, assessment or charge on rent shall be expressly in lieu of or in substitution for any existing Real Estate Taxes; provided, however, that Tenant shall have no obligation to pay net income taxes of Landlord.

ARTICLE 3

BASE AND ADDITIONAL RENT

Section 3.1 Interest and Late Fee on Fast Due Obligations. Any installment of Base Rent, Additional Rent, or other charges to be paid by Tenant accruing under the provisions of this Lease which shall not be paid within ten (10) days after written notice from Landlord, shall bear interest at the rate (“Default Rate”) of interest per annum announced by Bank of America, N.A. as its prime lending late from time to time plus one percent (1%) from the date when the same is due until the same shall be paid, but if such rate exceeds the maximum interest rate permitted by law, such rate shall be reduced to the highest rate allowed by law under the circumstances. In addition, any installments of Base Rent or Additional Rent or any other charges payable by Tenant under the provisions hereof which shall not be paid when due and which remain unpaid ten (10) days after written notice from Landlord shall be subject to a late payment fee of two percent (2%) of the unpaid amount.

Section 3.2 Rent Independent. Tenant’s covenants to pay the Base Rent and the Additional Rent are independent of any other covenant, condition, provision or agreement herein contained, and nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord. Base Rent and Additional Rent are sometimes collectively referred to as “Rent” Rent shall be payable in lawful money of the United States without recoupment, deduction, offset, prior notice or demand, except as otherwise expressly provided herein.

Section 3.3 Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant will deposit with Landlord the sum of Sixty-Six Thousand Two Hundred Seventeen Dollars ($66,217.00) (the “Security Deposit”). If Tenant defaults with respect to any of the terms, covenants, provisions or conditions of this Lease, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent in default or any other sum which Landlord expends by reason of Tenant’s default. Tenant is not entitled to interest on the Security Deposit. It is expressly agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in the case of Tenant’s default. Upon application of all or any part of the Security Deposit, Tenant must upon demand restore the Security Deposit to its original amount. No application of the Security Deposit by Landlord shall be deemed to have cured Tenant’s default. The Security Deposit will be released to Tenant within sixty (60) days of the surrender of the Premises to Landlord subject to any deductions made by Landlord pursuant to the terms of this Lease.

ARTICLE 4

POSSESSION OF PREMISES;

ENVIRONMENTAL LAWS

Section 4.1 Permitted Use. The Premises shall be occupied and used by Tenant for a data center facility, computer co-location facility, general office use, and storage. Tenant shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord.

Section 4.2 Tenant’s Compliance With Environmental Laws. Tenant shall at all times and in all respects comply with all federal, state and local laws, ordinances and regulations (“Hazardous Materials Laws”) relating to the industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any oil, petroleum products, flammable explosives, asbestos, urea formaldehyde, polychlorinated biphenyls, radioactive materials or waste, or other hazardous, toxic, contaminated or polluting materials, substances or wastes, including without limitation any “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any such laws, ordinances or regulations (collectively, “Hazardous Materials”). The foregoing shall not be construed to prohibit Tenant from storing and using reasonable quantities of customary office and cleaning supplies in Building B. Notwithstanding the foregoing, all flammable or combustible materials and any Hazardous Materials permitted pursuant to the foregoing sentence shall be stored in specially designed containment rooms or containers.

Tenant shall immediately notify Landlord in writing of (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Laws; (b) any claim made or threatened by any person against Landlord, or the Premises, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (c) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in, on or about the Premises, or with respect to any Hazardous Materials removed from the Premises including, any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant shall also provide to Landlord, as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Hazardous Materials in or on the Premises Upon written request of Landlord (to enable Landlord to defend itself from any claim or charge related to any Hazardous Materials Law), Tenant shall promptly deliver to Landlord notices of hazardous waste manifests reflecting the legal and proper disposal of all such Hazardous Materials removed or to be removed from the Premises. All such manifests shall list the Tenant or its agent as a responsible party and in no way shall attribute responsibility for any such Hazardous Materials to Landlord.

ARTICLE 5

SERVICES AND MAINTENANCE

Section 5.1 Services Provided by Landlord at Tenant’s Expense. Subject to the provisions of Article 2 hereof, Landlord shall provide the following services on all days, and as otherwise stated in this Section 5.1: Maintenance in good order, condition and repair of all common areas and appropriate illumination of the parking facilities and all driveways leading thereto and keeping the same free from any unreasonable accumulation of snow and ice. Landlord shall keep and maintain the landscaped area and parking facilities in a neat, safe and orderly condition, and shall maintain and repair the sewer and storm system serving the Project, and provide trash and rubbish service. In addition, Landlord shall paint exterior of Building B as needed. All costs incurred in connection with this Section 5.1 shall be reimbursed by Tenant in accordance with Article 2 or Section 5.5, as applicable.

Section 5.2 Janitorial Service. Both Landlord and Tenant acknowledge that Tenant shall provide janitorial services for the Premises at its sole cost and expense

Section 5.3 Other Provisions Relating to Services. No interruption in, or temporary stoppage of, any of the aforesaid services caused by repairs, renewals, improvements, alterations, strikes, lockouts, labor controversy, accidents, inability to obtain fuel or supplies, or other Unavoidable Delays shall be deemed an eviction or disturbance of Tenant’s use and possession, or render Landlord liable for damages, by abatement of rent or otherwise, or relieve Tenant from any obligation herein set forth. In no event shall Landlord be required to provide any service in excess of that permitted by involuntary guidelines or laws, ordinances or regulations of governmental authority.

Section 5.4 Effects on Utilities. Tenant shall not connect with electric current or water pipes, except through existing electrical or water outlets already in the Premises. Landlord shall allow Tenant to install equipment which utilizes up to a maximum electrical capacity of 7000 Amps/3 phase/480V.

Section 5.5 Maintenance Provided by Landlord at Landlord’s Expense. Landlord shall, at its expense, keep and maintain in good order, condition and repair the exterior structure and structural integrity of Building B, the structural elements of the walls, load bearing elements, foundations and roof of Building B. Notwithstanding anything to the contrary contained in this Lease, in the event any repair, replacement or other maintenance is required as a result of the negligence or willful misconduct of Tenant, Tenant shall be solely responsible for all costs and expenses arising in connection therewith, subject to the provisions of Section 6.1 below.

Section 5.6 Right to Obtain Telecommunications and Fiber Optic Suppliers. Tenant shall have the right to contract with third-party telecommunications and fiber optic suppliers to provide service for its use. Tenant shall have the right to use the Fiber Easements located generally as set out in Exhibit C attached hereto and made a part hereof, for locating such other fiber optic connections as more particularly detailed in Section 16 below. The parties agree that they will diligently pursue negotiations of a Telecommunications Services Agreement for fiber connectivity.

ARTICLE 6

INSURANCE

Section 6.1 Landlord’s Casualty Insurance Obligations. Landlord shall keep Building B insured in an amount equivalent to the full replacement value thereof (excluding foundation, grading and excavation costs) against:

(a) loss or damage by fire; and

(b) such other risk or risks of a similar or dissimilar nature as are now or may be customarily covered with respect to buildings and improvements similar in construction, general location, use, occupancy and design to Building B, including, but without limiting the generality of the foregoing, windstorms, hail, explosion, vandalism, malicious mischief, civil commotion, and such other coverage as may be deemed necessary by Landlord, provided such additional coverage is obtainable and provided such additional coverage is such as is customarily carried with respect to buildings and improvements similar in construction, general location, use, occupancy and design to Building B.

Except as expressly set forth in this Article 6, these insurance provisions shall in no way limit or modify any of the obligations of Tenant under any provision of this Lease. Tenant shall be obligated to pay the rental called for hereunder in the event of damage to or destruction of the Premises if such damage or destruction is occasioned by the negligence or fault of Tenant, its agents or employees, as established by arbitration or a judicial proceeding. Insurance premiums paid for insurance coverage required under this Article 6 by Landlord shall be a portion of the “Operating Expenses” described in Article 2 hereof.

Section 6.2 Tenant’s Casualty Insurance Obligations. Tenant shall keep all of its machinery, equipment, furniture, fixtures and personal property which may be located in, upon, or about the Premises insured for the benefit of Tenant in an amount equivalent to the full insurable value thereof against:

(a) loss or damage by fire; and

(b) such other risk or risks of a similar or dissimilar nature as are now, or may in the future be, customarily covered with respect to a tenant’s machinery, equipment, furniture, fixtures, personal property and business located in a building similar in construction, general location, use, occupancy and design to Building B, including, but without limiting the generality of the foregoing, windstorms, hail, explosions, vandalism, theft, malicious mischief, civil commotion, and such other coverage as Tenant may deem appropriate or necessary.

Section 6.3 Landlord’s Liability and Other Insurance Obligations. Landlord shall maintain, for its benefit, commercial general liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Project, such insurance to afford protection to Landlord of a combined single limit of Two Million and No/100 Dollars ($2,000,000.00) in respect to the injury, death or property damage arising out of any accident or occurrence. In addition, Landlord shall carry employer’s liability insurance and worker’s compensation insurance in statutory limits. Landlord agrees to provide such coverage from one or more insurance companies with a rating of not less than AA- and a financial size of not less than Class VIII in the most current available “Best’s Insurance Reports”. Landlord agrees to include in its commercial general liability insurance policy the contractual liability coverage insuring Landlord’s indemnification obligations provided for herein. Any such coverage shall be deemed secondary to any liability coverage secured by Tenant. Such insurance shall also afford coverage for all claims based upon acts, omissions, injury or damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

Section 6.4 Tenant’s Liability Insurance Obligations. Tenant shall, at Tenant’s sole cost and expense but for the mutual benefit of Landlord, its managing agent and Tenant, maintain commercial general liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises, such insurance to afford protection to Landlord and Tenant of a combined single limit of Two Million and No/100 Dollars ($2,000,000 00) in respect to the injury, death or property damage arising out of any accident or occurrence in the Premises, including property of Landlord damaged by the negligent acts or omissions of Tenant, its agents and employees. In addition, Tenant shall carry employer’s liability insurance with a minimum limit of $1,000,000 per injury; worker’s compensation insurance in statutory limits; and excess liability insurance over the commercial general and employer’s liability insurance required above with a combined minimum coverage of $5,000,000 per occurrence. Such policies of insurance shall be written in companies reasonably satisfactory to Landlord. Landlord agrees that an insurance company with a rating of not less than AA- and a financial size of not less than Class VIII in the most current available “Best’s Insurance Reports” is acceptable to Landlord. All such policies shall also name Landlord as an additional insured thereunder (on a primary basis), and such policies, or a memorandum or certificate of such insurance, shall be delivered to Landlord with evidence reasonably satisfactory to Landlord that the premium thereon has been paid. At such time as insurance limits required of tenants in light industrial buildings in the area in which the Premises are located are generally increased to greater amounts, Landlord shall have the right to require such greater limits as may then be customary. Tenant agrees to include in such policy the contractual liability coverage insuring Tenant’s indemnification obligations provided for herein. Any such coverage shall be deemed primary and not contributory with or excess of any liability coverage secured by Landlord for its own benefit Such insurance shall also afford coverage for all claims based upon acts, omissions, injury or damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

Any insurance required by the terms of this Lease to be carried by Tenant may be under a blanket policy (or policies) covering the other properties of the Tenant so long as the insurance requirements set forth herein are satisfied.

Section 6.5 Indemnifications. Tenant agrees to indemnify, protect, defend and hold Landlord and Landlord’s shareholders, employees, and lender harmless from and against any and all claims, costs, liabilities, actions, and damages arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease or arising from any act or negligence on the part of Tenant or its agents, contractors, servants, employees or licensees, or arising from any accident, injury or damage to the extent caused by Tenant, its agents, and employees to any person, firm or corporation occurring during the term of this Lease or any renewal thereof, in or about the Project, and from and against all reasonable costs, reasonable counsel fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord or its managing agent by reason of any such claim, Tenant, upon notice from Landlord, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord. Tenant’s indemnification shall not apply to losses, claims, costs and the like arising as a result of and to the extent of the negligence or willful misconduct of Landlord or its agents as determined in a settlement agreement or by the trier of fact in any lawsuit.

Landlord hereby waives all claims against Tenant for damage to any property or injury to, or death of, any person in, upon, or about the Project, arising at any time and from any cause other than by reason of the negligence or willful misconduct of Tenant, its employees, agents, contractors or representatives. Landlord agrees to indemnify, protect, defend and hold Tenant harmless from and against claims, costs, liabilities, actions, and damages to any property or injury to, or death of, any person arising from any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of the Lease, unless the damage is caused by the negligence or willful misconduct of the Tenant, its employees, agents, contractors or representatives, and from and against all reasonable costs, reasonable counsel fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Tenant or its managing agent by reason of any such claim, Landlord, upon notice from Tenant, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Tenant. Landlord’s indemnification shall not apply to losses, claims, costs and the like arising as a result and to the extent of the negligence or willful misconduct of Tenant or its agents or employees, as determined in a settlement agreement or by the trier of fact in any lawsuit

Section 6.6 Tenant’s Waiver. Except to the extent covered by Landlord’s indemnity in Section 6.5 above, Tenant agrees, to the extent not expressly prohibited by law, that Landlord, its agents, employees and servants shall not be liable, and Tenant waives all claims for damage to property and business sustained during the term of this Lease by Tenant occurring in or about the Project, resulting directly or indirectly from any existing or future condition or defect in the Project, or any part thereof, or from equipment or appurtenances becoming out of repair or from accident, or from any occurrence or act or omission of Landlord, its agents, employees or servants, or any other person. This paragraph shall apply especially, but not exclusively, to damage caused by any of the causes aforesaid or by the flooding of basements or other subsurface areas, or by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures

Section 6.7 Intentionally Omitted

Section 6.8 Tenant’s Property. All property on the Premises belonging to or under the care, custody or control of Tenant, its agents, employees, invitees or otherwise located at the Premises shall be at the risk of Tenant only, and Landlord, except to the extent covered by Landlord’s indemnity in Section 6.5, shall not be liable for damage thereto or theft, misappropriation or loss thereof and Tenant agrees to defend and hold Landlord, its agents, employees and servants harmless and indemnify them against claims and liability for injuries to such property.

Section 6.9 Increase in Insurance. Tenant shall not do or permit anything to be done in or about the Premises not bring or keep anything therein which will in any way increase the existing rate of or affect in any other way any fire or other insurance upon the Project or any of its contents, or cause a cancellation of any insurance policy covering the Project or any of its contents. Notwithstanding anything to the contrary contained herein, Tenant shall promptly, upon demand, reimburse Landlord for the full amount of any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of the paragraph, it being understood that such demand for reimbursement shall not be Landlord’s exclusive remedy.

Section 6.10 Failure to Insure. In the event Tenant fails to provide Landlord with evidence of insurance required under this Article 6 within thirty (30) days of Landlord’s written request therefor, but in any event at least ten (10) days prior to the expiration of the existing policy, Landlord may effect, but shall not be obligated to effect, without further demand upon Tenant, and without waiving or releasing Tenant from any obligation contained in this Lease, such insurance and Tenant agrees to repay, upon demand, all such sums incurred by Landlord in effecting such insurance. All such sums shall become a part of the Additional Rent payable hereunder, but no such payment by Landlord shall relieve Tenant from any default under this Lease

ARTICLE 7

CERTAIN RIGHTS RESERVED BY LANDLORD

Section 7.1 Rights Reserved by Landlord. Landlord reserves the following rights, which shall be exercisable by Landlord in its sole discretion and for Landlord’s sole benefit without notice and without liability to Tenant and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession, or giving rise to any claim for set off or abatement of rent except as otherwise expressly set forth herein:

(a) Retain Keys. Only to the extent required by law, Landlord shall have the right to retain keys to all doors within and into the Premises.

(b) Make Repairs. Landlord shall provide ten (10) days advance written notice to Tenant prior to entering to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Project, or any part thereof, and for such purposes to enter upon the Premises, and during the continuation of any of said work, to temporarily close doors, entryways, public spaces, and corridors in the Project and to interrupt or temporarily suspend services and facilities, all only so long as Landlord at all times uses its best commercially reasonable efforts and endeavors in good faith to limit any interference with the conduct of Tenant’s business or its occupancy and use of the Premises. Landlord and its contractors shall comply with Tenant’s security policies and execute a non-disclosure agreement (the “NDA”) generally in the form set put as Exhibit E attached hereto and made a part hereof, which form may be updated by Tenant from time to time.

Section 7.2 Emergency Entry. Landlord and its agents may enter the Premises at any time in case of emergency without notice and shall have the right to use any and all means which Landlord may reasonably deem proper to open such doors during an emergency in order to obtain entry to the Premises, provided Landlord promptly repairs all damages caused thereto. Landlord shall use reasonable care to preserve the proprietary intellectual property of Tenant in connection with such entry. Any entry to the Premises obtained by Landlord in the event of an emergency shall not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into, or detainer of, the Premises, or to be an eviction of Tenant from the Premises or any portion thereof. Landlord shall notify Tenant promptly after any such emergency entry.

Section 7.3 Exhibition of Premises. Tenant shall permit Landlord and its agents, upon not less than twenty four (24) hours’ written notice, to enter and pass through the Premises or any part thereof at reasonable times dining normal business hours to: (a) post notices of non-responsibility; (b) exhibit the Premises to holders of encumbrances on the interest of Landlord under’ the Lease and to prospective purchasers or mortgagees of Building B or the Project; (c) during the period of six (6) months prior to the expiration of the Lease term; (d) or any time without notice if Tenant is in default under this Lease, exhibit the Premises to prospective tenants thereof and post commercially reasonable signage indicating that the Premises will be available for occupancy. Any parties to whom the Project is exhibited shall execute the NDA (except during times when Tenant is in default under this Lease).

Section 7.4 Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money (other than Rent due Landlord) required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, including, but not limited to, the failure to commence and complete repairs promptly and adequately and the failure to remove any liens or otherwise to perform any act or fulfill any obligation required of Tenant under this Lease, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such act on Tenant’s part to be made or performed as in this Lease provided. Notwithstanding the foregoing, Landlord shall not be required to give Tenant written notice prior to performing any obligation on Tenant’s behalf in the event of an emergency. All sums so paid by Landlord and all necessary incidental costs actually incurred by Landlord shall be payable to Landlord by Tenant as Rent on demand remedy of Landlord) the same rights and remedies in the event of Tenant’s nonpayment of such sums, as in the case of default by Tenant in the payment of Rent to Landlord. Notwithstanding the foregoing, except in the case of an emergency, Landlord agrees not to perform any obligation for Tenant’s account until the expiration of all applicable notice and cure periods referenced in this Lease.

ARTICLE 8

ALTERATIONS AND IMPROVEMENTS

Section 8.1 Tenant’s Changes and Alterations Subject to the provisions of Section 17.2, Tenant shall have the right at any time, and from time to time during the term of this Lease, to make such changes and alterations, structural or otherwise, to the Premises, improvements and fixtures hereafter erected on the Premises as Tenant shall deem necessary or desirable in connection with the requirements of its business, but only with Landlord’s prior written approval. The changes and alterations (other than changes or alterations of Tenant’s movable trade fixtures and equipment) shall be made in all cases subject to the following conditions, which Tenant covenants to observe and perform:

(a) Permits. No change or alteration shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required by the applicable governmental authorities from time to time, all municipal, state and federal permits and authorizations of the various governmental bodies and departments having jurisdiction thereof, and Landlord agrees to join in the application for such permits or authorizations whenever such action is necessary, all at Tenant’s sole cost and expense.

(b) Compliance with Plans and Specifications. Before commencement of any change, alteration, restoration or construction (hereinafter sometimes referred to as “Work”) involving in the aggregate an estimated cost of more than $50,000 per year or which would alter the plumbing, mechanical, structural, fire systems, electrical systems of Building B, or involve roof penetrations or construction on any easements, Tenant shall (i) furnish Landlord with detailed plans and specifications of the proposed change or alteration; (ii) obtain Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, (iii) if required by the building code applicable to Herndon, Virginia, provide Landlord with the name of the licensed architect or licensed professional engineer selected and paid for by Tenant, who shall supervise any such work (hereinafter referred to as “Alterations Architect or Engineer”); and (iv) if required by the building code applicable to Herndon, Virginia, obtain Landlord’s prior written approval of detailed plans and specifications prepared and approved in writing by said Alterations Architect or Engineer, and of each amendment and change thereto, which shall not be unreasonably withheld, conditioned or delayed. Failure by Landlord to approve or disapprove Tenant’s plans within ten (10) business days after submission by Tenant shall be deemed to be approval, provided however that such ten (10) business day period shall be automatically extended if Landlord and Tenant are discussing concerns or requiring additional information with respect to proposed alterations or for reasons outside of Landlord’s control.

(c) Value Maintained. Any change or alteration shall, when completed, be of such character as not to reduce the value of the Premises or Building B to which such change or alteration is made below its value immediately before such change or alteration, nor shall such change or alteration reduce the area or cubic content of Building B, nor change Building B as to use without Landlord’s express written consent.

(d) Compliance with Laws. All Work done in connection with any change or alteration shall be done promptly and in a good and workmanlike manner and in compliance with all building and zoning laws of the place in which the Premises are situated, and with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof, and in accordance with the orders, rules and regulations of the Board of Fire Underwriters where the Premises are located, or any other body exercising similar functions. The cost of any such change or alteration shall be paid so that the Premises and all portions thereof shall at all times be free of liens for labor and materials supplied to the Premises, or any portion thereof. The Work of any change or alteration shall be prosecuted with reasonable dispatch, delays due to strikes, lockouts, acts of God, inability to obtain labor or materials, governmental restrictions or similar causes beyond the control of Tenant excepted. Tenant shall obtain and maintain, or cause to be obtained and maintained, at no expense to Landlord, during the performance of the Work, workers’ compensation insurance in normal and customary amounts, covering all persons employed in connection with the Work and with respect to which death or injury claims could be asserted against Landlord or Tenant or against the Premises or any interest therein. Tenant shall also cause any contractor performing work on Tenant’s behalf to carry and maintain, at no expense to Landlord, a comprehensive general liability insurance policy with a deductible of no greater than $10,000, which shall include contractor’s liability coverage, contractual liability coverage, completed operations coverage, a broad form property damage endorsement and contractor’s protective liability coverage to afford protection with limits, for each occurrence, of not less than Three Million Dollars ($3,000,000) combined single limit, written on an occurrence basis. In addition, the fire insurance with “extended coverage” endorsement required by Section 6.1 hereof shall be supplemented with “builder’s risk” insurance on a completed value form or other comparable coverage on the Work. All such insurance shall be in a company or companies authorized to do business in the state in which the Premises are located and reasonably satisfactory to Landlord, and all such policies of insurance or, at Tenant’s option, certificates of insurance shall be delivered to Landlord endorsed “Premium Paid” by the company or agency issuing the same, or with other evidence of payment of the premium satisfactory to Landlord Notwithstanding the foregoing, the insurance amounts and requirements shall be subject to change in order to conform with then current industry standards.

(e) Property of Landlord. Unless otherwise designated by Landlord at the time Landlord’s consent is obtained, all improvements and alterations (other than Tenant’s movable trade fixtures and equipment) made or installed by Tenant shall immediately, upon completion or installation thereof, become the property of Landlord without payment therefor by Landlord and shall be surrendered to Landlord on the expiration of the term of this Lease.

(f) Location of Improvements. No change alteration, restoration or new construction shall connect the Premises with any other property, building or other improvement, nor shall the same obstruct or interfere with any existing easement.

(g) Removal of Improvements. As a condition to granting approval for any changes or alterations Landlord, by written notice to Tenant, may require Tenant to remove any improvements, additions or installations installed by Tenant in the Premises at Tenant’s sole cost and expense, and repair and restore any damage caused by the installation and removal of such improvements, additions, or installations; provided, however, the only improvements, additions or installations which Tenant shall remove shall be those specified in such notice. Landlord shall not require the removal of such improvement upon termination if such removal would be unnecessary and unduly burdensome to the Tenant. All improvements, additions or installations installed by Tenant which did not require Landlord’s prior approval shall be removed by Tenant as provided for in this Section 8. l(g), unless Tenant has obtained a written waiver of such condition from Landlord.

(h) Written Notification Required. Tenant shall notify Landlord in writing ten (10) days prior to commencing any alterations, additions or improvements to the Premises which have been approved by Landlord so that Landlord shall have the right to record and post notices of non-responsibility on the Premises.

Section 8.2 Nonstructural Alterations/Without Landlord’s Consent. Notwithstanding the foregoing but subject to the provisions of Section 17.2, Tenant shall have the right from time to time and at any time, without Landlord’s consent, to perform the following work within the Premises: (i) install, remove and relocate nonstractural office partitioning provided such work does not materially and adversely affect the base building structure, security systems or HVAC systems, (ii) paint and install wall coverings, (iii) install and remove office furniture, (iv) relocate electrical outlets, (v) install and remove workstations, (vi) install and remove carpeting and other floor coverings, and (vi) remove and relocate power distribution outlets on the data center floor and cabling required for local area network connections.

Section 8.3 Freedom from Liens. Tenant shall not suffer or permit any mechanic’s lien or other lien to be filed against the Project, or any portion thereof, by reason of work, labor, skill, services, equipment or materials supplied or claimed to have been supplied to the Premises at the request of Tenant, or anyone holding the Premises, or any portion thereof through or under Tenant. If any such mechanic’s lien or other lien shall at any time be filed against the Project, or any portion thereof, Tenant shall cause the same to be discharged of record or satisfied by bonding within 20 days of the date of filing the same. Tenant shall not be entitled to any additional grace or cure period. If Tenant shall fail to discharge or bond off such mechanic’s lien or liens or other lien within such period, then an Event of Default shall have occurred and, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same by paying to the claimant the amount claimed to be due or by procuring the discharge of such lien by deposit in the court having jurisdiction of such lien, the foreclosure thereof or other by the deposit of a bond or other security with such court sufficient in form, content and amount to procure the discharge of such lien, or in such other manner having reasonable cost as is now or may in the future be provided by present or future law for the discharge of such lien as a lien against the Premises or the Project. Such amount paid by Landlord, or the value of such deposit so made by Landlord, together with all reasonable costs, fees and expenses in connection therewith (including reasonable attorney’s fees of Landlord), together with interest thereon at the

Default Rate, shall be repaid by Tenant to Landlord within thirty (30) days following demand by Landlord and if unpaid may be treated as Additional Rent. Tenant shall indemnify and defend Landlord against and save Landlord and the Premises, and any portion thereof, harmless from all losses, costs, damages, expenses, liabilities, suits, penalties, claims, demands and obligations, including, without limitation, reasonable attorney’s fees resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic’s lien or other lien.

Tenant shall specifically notify all materialmen, contractors, artisans, mechanics, laborers and any other person now or hereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to the Premises, or any portion thereof, that they must look exclusively to Tenant to obtain payment for the same, and that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished or to be furnished to Tenant upon credit, and that no mechanic’s lien or other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or affect the estate or interest of Landlord in and to the Project, or any portion thereof.

Section 8.4 Intentionally Omitted.

Section 8.5 Removal of Liens. Except as otherwise provided for in this Article 8, Tenant shall not create, permit or suffer, and shall promptly discharge and satisfy of record, any other lien, encumbrance, charge, security interest, or other right of interest which shall be or become a lien, encumbrance, charge or security interest upon the Project, or any portion thereof, or the income therefrom, or on the interest of Landlord or Tenant in the Premises, or any portion thereof, save and except for those liens, encumbrances, charges, security interests, or other rights or interests consented to, in writing, by Landlord, or those mortgages, assignments of rents, assignments of leases and other mortgage documentation placed thereon by Landlord in financing or refinancing the Project.

ARTICLE 9

REPAIRS

Section 9.1 Tenant’s Repair Obligations. Subject to Articles 5, 6 and 11 hereof, Tenant shall, during the term of this Lease, at Tenant’s expense, keep the non-structural elements of Building B, all equipment in Building B as set forth in Exhibit D and all changes and alterations made by Tenant to Building B (whether non-structural or structural) in as good order, condition and repair as they were at the time. Tenant took possession of the same, reasonable wear and tear and damage from fire and other casualties excepted. Without limitation, Tenant shall be solely responsible for maintenance of all equipment contained within or used in connection with Building B and tenant shall provide to Landlord within ninety (90) days of the Commencement Date copies of service contracts entered into in connection with such maintenance for all equipment, including but not limited to the equipment outlined in Exhibit D, and all new or additional equipment. Tenant shall require that all service contracts provide a maintenance log, a copy of which shall be delivered to the Landlord at the end of the Tenant’s term or at an earlier date if so requested by Landlord Landlord reserves the right to review such contracts, to require different service levels and to require cancellation or termination of contracts if the services to be performed under such contract or contracts falls below the standards generally deemed standard or acceptable in the industry. Tenant shall keep the Premises in a neat and sanitary condition and shall not commit any nuisance or waste on the Premises or in, on, or throw foreign substances in the plumbing facilities. All damage or injury to the Project caused by Tenant by moving furniture, fixtures, equipment, or other devices in or out of the Premises or by installation or removal of furniture, fixtures, equipment, devices or other property of Tenant, its agents, contractors, servants or employees, due to actions of Tenant, its servants, employees, agents, visitors, or licensees, shall be repaired, restored and replaced promptly by Tenant at its sole cost and expense to the reasonable satisfaction of Landlord. All repairs, restorations and replacements shall be in quality and class equal to the original work and shall comply with all requirements of the Lease. All replacement equipment shall be purchased at the sole cost and expense of Tenant. Landlord agrees to make available for Tenant’s consideration Landlord’s available inventory of equipment at discounted market rates.

Section 9.2 Joint Inspection Upon Commencement and Vacation. Landlord and Tenant shall jointly inspect the Project at the commencement and expiration of the term and shall note any items damaged or in need of repair. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises for the express purpose of arranging a meeting with Landlord for a joint inspection of the Premises. In the event of Tenant’s failure to give such notice and arrange such joint inspections, Landlord’s inspection at or after the commencement of the term or at or after Tenant’s vacation of the Premises shall be presumptively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration hereunder

ARTICLE 10

ASSIGNMENT AND SUBLETTING

Section 10.1 Restriction on Transfer. Tenant shall not sublet the Premises, or any portion thereof, nor assign, mortgage, pledge, transfer or otherwise encumber or dispose of this Lease, or any interest therein, or in any manner assign, mortgage, pledge, transfer or otherwise encumber of dispose of its interest or estate in the Premises, or any portion thereof, without obtaining Landlord’s prior written consent in each and every instance, which consent shall not be unreasonably withheld or delayed, provided the following conditions are complied with:

(a) Any assignment of this Lease (but specifically excluding any sublease) shall transfer to the assignee all of Tenant’s right, title and interest in this Lease and all of Tenant’s estate or interest in the Premises. Any proposed assignee must provide evidence satisfactory to Landlord in its sole discretion of its ability to pay all Rent and perform all obligations of the Tenant under this Lease.

(b) At the time of any assignment of subletting, and at the time when Tenant requests Landlord’s written consent thereto, this Lease must be in full force and effect without any uncured breach or Event of Default thereunder on the part of Tenant having given rise to any termination of this Lease by Landlord.

(c) Any such assignee (but specifically excluding any sublessee) shall assume, by written, recordable instrument, in form and content reasonably satisfactory to Landlord and such assignee, the due performance of all of Tenant’s obligations under this Lease, and such assumption agreement shall state that the same is made by the assignee for the express benefit of Landlord as a third party beneficiary thereof. A copy of the assignment and assumption agreement, both in form and content reasonably satisfactory to Landlord, fully executed and acknowledged by assignee, together with a certified copy of a properly executed corporate resolution (if the assignee be a corporation) authorizing the execution and delivery of such assumption agreement, shall be sent to Landlord not less than ten (10) days prior to the effective date of such assignment.

(d) In the case of a subletting, a copy of any sublease fully executed and acknowledged by Tenant and the sublessee shall be mailed to Landlord within thirty (30) days following the effective date of such subletting.

(e) Such assignment or subletting shall be subject to all the provisions, terms, covenants and conditions of this Lease, including restrictions on use set forth in Section 4.1, (except, in the case of a sublease, payment of the Base Rent and Additional Rent due under this Lease), and Tenant-assignor (and the guarantor or guarantors of this Lease, if any) and the assignee or assignees shall continue to be and remain liable for Tenant’s performance under this Lease.

(f) Each sublease permitted under this Section 10.1 shall contain provisions to the effect that (i) such sublease is only for the use and occupancy by the sublessee and not any other third party; (ii) such sublease is subject and subordinate to all of the terms, covenants and conditions of this Lease and to all of the rights of Landlord thereunder, and (iii) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will, provided that Landlord and its lender(s) recognize such sublessee’s rights under the sublease and agree not to disturb occupancy and possession so long as sublessee is not in default thereunder, attorn to Landlord and waive any rights the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease.

(g) Tenant agrees to pay on behalf of Landlord any and all reasonable, actual out-of-pocket costs of Landlord including reasonable attorney’s fees actually paid or payable to outside counsel, occasioned by such assignment or subletting.

For purposes of this Lease, any transfer of less than fifty percent (50%) in the aggregate of stock, membership interest or partnership interest in Tenant shall not constitute an assignment.

Notwithstanding the terms of this Section 10.1, Tenant may, without Landlord’s prior written consent, (a) sublet all or a portion of the Premises to any related corporation or entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; or (b) assign this Lease to a successor corporation into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets and property; provided that (i) in the case of an assignment, such successor entity assumes all of the obligations and liabilities of Tenant, (ii) in the case of an assignment, such successor entity’s net worth indicates that the entity has similar financial capability as Tenant, measured at the time of the request, and the ability to meet the obligations herein, (iii) such subletting or assignment does not violate the terms of any deeds of trust encumbering the Project of which Tenant has been provided notice, and (iv) such subletting or assignment does not occur more frequently than once per year.

Section 10.2 Restriction From Further Assignment. Any further assignment or subleasing shall be governed by the terms of this Article 10. No assignment or subleasing shall relieve Tenant from any of Tenant’s obligations set forth in this Lease.

Section 10.3 Tenant’s Failure to Comply. Tenant’s failure to comply with all of the foregoing provisions and conditions of this Article 10 shall (whether or not Landlord’s consent is required under this Article), at Landlord’s option, render any purported assignment or subletting null and void and of no force and effect. Notwithstanding the foregoing, in the event Landlord receives written notice of Tenant’s failure to comply with the terms of this Article 10, then if Landlord desires to exercise its tight to render the applicable sublease and/or assignment null and void, Landlord must do so within thirty (30) days of the date of receipt of such notice.

Section 10.4 Sharing of Excess Rent. If Landlord consents to Tenant assigning its interest under this Lease or subletting all or any portion of the Premises, Tenant shall pay to Landlord (in addition to Rent and all other amounts payable by Tenant under this Lease) 50% of the excess of the rents and other consideration payable by such assignee or subtenant (net of brokerage commissions, improvement costs, legal fees, relocation costs and other reasonable costs and expenses incurred in connection with the assignment or subletting) over the Rent and all other amounts otherwise payable by Tenant from time to time under this Lease. Said additional amount shall be paid to Landlord within ten (10) business days of receipt by Tenant of such Rent or other consideration from the assignee or subtenant.

ARTICLE 11

DAMAGE BY FIRE OR OTHER CASUALTY

Section 11.1 Tenantable. If fire or other casualty shall render the whole or any material portion of the Premises untenantable, Landlord shall obtain an estimate for the time required to rebuild from a reputable licensed contractor and shall forward the time estimate to Tenant within thirty (30) days from the date of such damage or destruction. Any delay in responding within such thirty (30) day period that is a caused by circumstances outside of Landlord’s control shall not count against such thirty (30) day period If, pursuant to the estimate, the Premises can reasonably be expected to be made tenantable within ninety (90) days from the date of such casualty event, then Landlord shall repair and restore the Premises within such ninety (90) day period, provided however, if Tenant causes delay in repairing and restoring the site or delays are a result of circumstances outside of Landlord’s control, each day that passes as result of such delays shall be added to the ninety (90) day period. In the event of the foregoing, this Lease shall remain in full force and effect.

Section 11.2 Not Tenantable. If Landlord does not deliver the estimate to Tenant within thirty (30) days then Tenant may, by written notice to Landlord within thirty (30) days from the date on which such estimate was due, terminate this Lease, provided however, that failure by Landlord to provide estimate within thirty (30) days was not caused by Tenant. If the Premises cannot reasonably be expected to be made tenantable within ninety (90) days from the date of the casualty event, then Tenant may, by written notice to Landlord within thirty (30) days from the date of receipt of the Landlord’s time estimate, terminate this Lease, provided however, that Tenant shall enter into good faith negotiations with Landlord with respect to Landlord’s available property for potential substitute property. Tenant’s termination notice shall state a termination date which shall be at least fifteen (15) days but no more than sixty (60) days from the date of the delivery of such termination notice.

Section 11.3 Damage Occurring at End of Term. Notwithstanding the terms of Sections 11.1 and 11.2 above, in the event the Premises are damaged during the last eighteen (18) months of the initial term to the extent of twenty-five percent (25%) or more of the replacement cost thereof either Landlord or Tenant may terminate this Lease by giving written notice of such termination to the other party within sixty (60) days of the date of the casualty. The termination notice shall specify a termination date at least thirty (30) days but not more than sixty (60) days after the date of the delivery of such notice.

Section 11.4 Uninsured Casualty. If an uninsured casualty event shall render any portion of the Premises untenantable and the repair cost is $500,000 or more, then so long as Landlord shall have had in effect all insurance required by the terms of this Lease, Landlord may, by notice to Tenant, mailed within fifteen (15) days from the date of such damage or destruction, terminate this Lease effective upon a date within fifteen (15) days from the date of delivery of such notice.

Section 11.5 Deductible Payments. If the Premises are damaged, and such damage is of the type insured against under the casualty insurance required to be maintained by Landlord hereunder, the cost of repairing said damage up to the amount of the deductible under said insurance policy shall be included as a part of the Operating Expenses.

Section 11.6 Landlord’s Repair Obligations. If fire or other casualty shall render the whole or any material part of the Premises untenantable and neither Landlord nor Tenant terminates this Lease pursuant to its rights herein, then Landlord shall repair and restore the Premises to as near their condition prior to the fire or other casualty as is reasonably possible with all due diligence and speed and within the applicable time period required by this Article 11.

(subject to extension of such time periods for delays for causes beyond Landlord’s reasonable control. In no event shall Landlord be obligated to repair of restore any special equipment or improvements that had been installed by Tenant at Tenant’s expense.

Section 11.7 Rent Apportionment; Rent Abatement. If a casualty event renders the Premises wholly or partially untenantable, then provided the Lease is not terminated pursuant to this Article 11, Base Rent shall be equitably abated based on the portion of the Premises rendered untenantable during any periods of repair and restoration. In the event of a termination of this Lease pursuant to this Article 11, Rent shall be apportioned on a per diem basis and paid to the date of the casualty event

ARTICLE 12

EMINENT DOMAIN

Section 12.1 Tenant’s Termination. If the whole of or a substantial part of the Premises is taken by any public authority under the power of eminent domain, or taken in any manner for any public or quasi-public use, so as to render (in Landlord’s reasonable judgment) the remaining portion of the Premises unsuitable for the purposes intended hereunder, then Tenant shall give Landlord written notice within thirty (30) days of receiving notice of the intended taking and the term of this Lease shall cease as of the day possession shall be taken by such public authority and Landlord shall make a pro rata refund of any prepaid Rent. Subject to Section 12.2, all damages awarded for such taking under the power of eminent domain or any like proceedings shall belong to and be the property of Landlord, Tenant hereby assigning to Landlord its interest, if any, in said award. Tenant shall not have the right to terminate this Lease pursuant to this section unless the business of Tenant cannot in Landlord’s and Tenant’s reasonable judgment be carried on with substantially the same utility and efficiency in the remainder of the Premises. Any notice of termination shall specify the date not more than thirty (30) days after the giving of such notice as the date for such termination.

Section 12.2 Tenant’s Participation. Provisions in this Article 12 to the contrary notwithstanding, Tenant shall have the right to prove in any condemnation proceedings and to receive any separate award which may be made for damages to or condemnation of Tenant’s movable trade fixtures and equipment, and for moving and other relocation expenses; provided, however, Tenant shall in no event have any right to receive any award for its interest in this Lease or for loss of leasehold. Provisions in this Article 12 to the contrary notwithstanding, in the event of a partial condemnation of the Premises and this Lease is not terminated, Landlord shall, at its sole cost and expense, and whether or not severance damages are awarded, promptly restore the Premises to a complete architectural unit as near as possible to that condition which existed prior to such partial condemnation and the Base Rent provided for herein during the period from and after the date of delivery of possession pursuant to such proceedings to the expiration of this Lease shall be reduced to the fair market rent of the Premises after such taking.

Section 12.3 Tenant’s Cooperation. In the event Landlord decides to protest any condemnation proceeding, Tenant shall provide Landlord the information and data necessary to prepare its defense.

ARTICLE 13

SURRENDER OF PREMISES

Section 13.1 Surrender of Possession. On the last day of the term of this Lease, or on the sooner termination thereof, Tenant shall (i) peaceably surrender the Premises in good condition and repair consistent with Tenant’s duty to make repairs as herein provided, reasonable wear and tear and casualty loss excluded; and (ii) at Tenant’s sole cost and expense, remove those of its property and trade fixtures and equipment from the Premises which Tenant is required to remove pursuant to the terms of this Lease. All property not removed within thirty (30) days following receipt of notice from Landlord shall be deemed abandoned. Tenant hereby appoints Landlord its agent to remove all unattached abandoned property of Tenant from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant, and Landlord shall not be liable for damage, theft, misappropriation or loss thereof and Landlord shall not be liable in any manner in respect thereto. Tenant shall pay all reasonable costs and expenses of such removal, transportation and storage.

Tenant shall reimburse Landlord upon demand for any reasonable expenses incurred by Landlord with respect to removal, transportation, or storage of abandoned property and with respect to restoring said Premises to good order, condition and repair. All alterations, additions and fixtures, other than those which Tenant may remove, or is required to remove, pursuant to the terms of this Lease, shall remain the property of Landlord and shall be surrendered with the Premises as a part thereof. Tenant shall promptly surrender all keys for the Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of combinations on any vaults, locks and safes left on the Premises. Notwithstanding any provision to the contrary contained herein, in no event shall Tenant be liable for, or otherwise be obligated to pay, lost actual or potential profits or any other damages of a consequential, speculative, special, punitive or similar nature that Landlord may incur or suffer.

Section 13.2 Tenant Retaining Possession. In the event Tenant remains in possession of the Premises after expiration of this Lease, and without the execution of a new lease, but with Landlord’s written consent, it shall be deemed to be occupying the Premises as a tenant from month to month, subject to all the provisions, conditions and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy, except that the Base Rent shall be 100% of the then current Base Rent for the Premises. In the event Tenant remains in possession of the Premises after expiration of this Lease and without the execution of a new lease and without Landlord’s written consent, Tenant shall be deemed to be occupying the Premises without claim of right and Tenant shall pay a charge for each day of occupancy an amount equal to the Additional Rent and 150% of the Base Rent (determined on a daily basis) then due under this Lease. Notwithstanding any provision to the contrary contained herein, in no event shall Tenant be liable for, or otherwise be obligated to pay, lost actual or potential profits or any other damages of a consequential, speculative, special, punitive or similar nature that Landlord may incur or suffer.

ARTICLE 14

DEFAULT OF TENANT

Section 14.1 Events of Default. The occurrence of any one or more of the following events (in this Article sometimes called “Event of Default”) shall constitute a default and breach of this Lease by Tenant:

(a) If Tenant fails to pay any Base Rent or Additional Rent payable under this Lease or fails to pay any obligation required to be paid by Tenant when and as the same shall become due and payable, and such default continues for a period of fifteen (15) days after receipt of written notice thereof given by Landlord to Tenant.

(b) If Tenant fails to perform any of Tenant’s nonmonetary obligations under this Lease for a period of thirty (30) days after receipt of written notice from Landlord; provided that if more time is required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its performance to completion. However, Landlord shall not be required to give such notice if Tenant’s failure to perform, constitutes a non-curable breach of this Lease. The notice required by this subsection is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirements.

(c) If Tenant, by operation of law or otherwise, violates the provisions of Article 10 hereof relating to assignment, sublease, mortgage or other transfer of Tenant’s interest in this Lease or in the Premises and such violation continues for ten (10) business days after written notice from Landlord.

(d) If default shall be made by Tenant in keeping, observing or performing any of the terms contained in this Lease, other than those referred to in Subparagraphs (a) and (c) of this Section 14.1, and such default will result in Landlord being subject to criminal liability, and such default shall continue after written notice thereof given by Landlord to Tenant, and Tenant fails thereafter to proceed timely and promptly with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such default with all due diligence, it being intended that in connection with a default which exposes Landlord to criminal liability that Tenant shall proceed immediately to cure or correct such condition with continuity and with all due diligence and in good faith.

Section 14.2 Landlord’s Remedies. Upon the occurrence of an Event of Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy now or hereafter available at law or in equity to Landlord, Landlord shall be entitled to the rights and remedies set forth below.

(a) Termination of Lease. Terminate Tenant’s right to possession of the Premises by any lawful means, in which case the Lease shall, at Landlord’s sole option, terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to reenter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby, except for Landlord’s negligence or willful misconduct. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i) The equivalent of the amount of the Base Rent and Additional Rent which would be payable under this Lease by Tenant if this Lease were still in effect, less

(ii) The net proceeds of any commercially reasonable reletting effected pursuant to the provisions of Section 14.2 hereof after deducting all of Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and costs, alteration costs, and expenses of preparation of the Premises, or any portion thereof, for such reletting

(iii) Tenant shall pay such current damages in the amount determined in accordance with the terms of this Section 14.2 as set forth in a written statement thereof from Landlord to Tenant (hereinafter called the “Deficiency”), to Landlord in monthly installments on the days on which the Rent would have been payable under this Lease if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant each monthly installment of the Deficiency as the same shall arise.

(b) Damages. At any time after an Event of Default and termination of this Lease, whether or not Landlord shall have collected any monthly Deficiency as set forth in Section 14.2, Landlord shall be entitled to recover from Tenant, in lieu of continuing monthly payments for the Deficiency, and Tenant shall pay to Landlord, on demand, as and for final damages for Tenant’s default, an amount equal to the excess of the then present worth of the aggregate of the Base Rent and Additional Rent and any other charges to be paid by Tenant hereunder for the remainder of the term of this Lease over the then present worth of the then aggregate fair and reasonable fair market rent of the Premises for the same period, net of the costs and expenses referenced in Section 14.2(a)(ii). In the computation of present worth, a discount at the rate of nine percent (9%) per annum shall be employed. If the Premises, or any portion thereof, shall be relet by Landlord on commercially reasonable terms for the unexpired term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of Rent reserved upon such reletting shall, prima facie, be the fair and reasonable fait market rent for the part or the whole of the Premises so relet during the term of the reletting.

(c) Reentry and Removal. Upon the occurrence of an Event of Default by Tenant, Landlord shall also have the right, without terminating this Lease, to reenter the Premises to remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. If Landlord shall elect to reenter the Premises, Landlord shall not be liable for, and Tenant shall indemnify and hold Landlord harmless from, damages by reason of such reentry except for those resulting from Landlord’s negligence or willful misconduct.

(d) No Termination; Recovery of Rent. If Landlord does not elect to terminate this Lease as provided in this Section 14.2, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled pursuant to this Article 14.

(e) Reletting the Premises. In the event that Landlord should elect to terminate this Lease, Landlord shall use commercially reasonable efforts to relet the Premises on commercially reasonable terms, in which event it may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(i) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including but not limited to reasonable storage charges or reasonable brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(ii) Second, to the payment of the reasonable costs and expenses of reletting the Premises, including alterations and repairs which Landlord, in its sole discretion, reasonably deems necessary in connection with such re-letting and reasonable attorneys’ fees incurred by Landlord in connection with the retaking of the said Premises and such reletting;

(iii) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(iv) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

The parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or claim or injury or damage. In the event Landlord commences any proceeding to enforce this Lease or the landlord/tenant relationship between the parties or for nonpayment of Rent (of any nature whatsoever) or additional monies due Landlord from Tenant under this Lease, Tenant will not interpose any counterclaim of whatever nature or description in any such proceedings. In the event Tenant must, because of applicable court rules, interpose any counterclaim or other claim against Landlord in such proceedings, Landlord and Tenant covenant and agree that, in addition to any other lawful remedy of Landlord, upon motion of Landlord, such counterclaim or other claim asserted by Tenant shall be severed out of the proceeding instituted by Landlord (and, if necessary, transferred to a court of different jurisdiction), and the proceedings instituted by Landlord may proceed to final judgment separately and apart from and without consolidation with or reference to the status of each counterclaim or any other claim asserted by Tenant.

Section 14.3 Written Notice of Termination Required. Landlord shall not be deemed to have terminated this Lease and the Tenant’s right to possession of the leasehold or the liability of Tenant to pay Rent thereafter to accrue or its liability for damages under any of the provisions hereof, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease. Tenant covenants that the service by Landlord of any notice pursuant to the applicable unlawful detainer statutes of the state in which the Premises are located and the Tenant’s surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time of, or at any time subsequent to the service of, such notice, and such election be evidenced by a written notice to Tenant) be deemed to be a termination of this Lease or of Tenant’s right to possession thereof.

Section 14.4 Remedies Cumulative; No Waiver. All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided at law or in equity whether or not stated in this Lease, including, without limitation, the right of self help, but subject to all applicable provisions of this Lease.

No waiver by Landlord or Tenant (“Waiving Party”) of a breach of any of the terms, covenants or conditions of this Lease by the other party (“Breaching Party”) shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition therein contained. No waiver of any default of the Breaching Patty hereunder shall be implied from any omission by the Waiving Party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than as specified in said waiver. The consent or approval by the Waiving Party to or of any act by the Breaching Party requiring the Waiving Party’s consent or approval shall not be deemed to waive or render unnecessary the Waiving Party’s consent to or approval of any subsequent similar acts by the Breaching Party.

Section 14.5 Legal Costs. Tenant shall reimburse Landlord, upon demand, for any legal costs or expenses incurred by Landlord in connection with any Event of Default of Tenant under this Lease, whether or not suit is commenced or judgment entered, and Landlord shall reimburse Tenant, upon demand, for any legal costs or expenses incurred by Tenant in connection with any default of Landlord under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs. Such attorneys’ fees and costs shall be paid by the losing party in such action at such time as it is no longer subject to appeal. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability incurred by Landlord if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Tenant’s election, Tenant shall reimburse Landlord for any reasonable legal fees or costs incurred by Landlord in any such claim or action.

In addition, Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent in connection with any act which Tenant proposes to do and which requires Landlord’s consent, provided that Tenant’s reimbursement obligation for such attorneys’ fees shall not exceed $1,000 per consent requested.

ARTICLE 15

SUBORDINATION/ESTOPPEL

Section 15.1 Lease Subordinate. This Lease shall be subject and subordinate to any existing and future mortgages, deeds of trust or ground leases and any amendments, replacements, renewals and extensions thereof. Landlord agrees to use commercially reasonable good faith efforts to obtain a non-disturbance and attornment agreement from the existing or future mortgagee for Tenant’s benefit. Landlord and Tenant covenant and agree to cooperate with respect to requirements for such agreement. Tenant agrees at any time hereafter, within fifteen (15) days following written demand, to execute and deliver any instruments, releases, or other documents that may be reasonably required for the purpose of subjecting and subordinating this Lease, as above provided, to the lien of any such mortgage, deed of trust or ground lease, provided such documents shall be reasonably acceptable to Tenant in form and substance Landlord shall provide written notice of the existence of this Lease to any prospective mortgagee or other secured party of the Property prior to encumbering the Property or the Premises.

Section 15.2 Attornment. Subject to the terms of this Article 15, in the event the holder of any mortgage, deed of trust or ground lease shall at any time elect to have this Lease constitute a prior and superior lien to its mortgage, deed of trust or ground lease, then, and in such event, upon any such holder or landlord notifying Tenant to that effect in writing, this Lease shall be deemed prior and superior in lien to such mortgage, deed of trust, ground lease, whether this Lease is dated prior or subsequent to the date of such mortgage, deed of trust or ground lease, and Tenant shall execute such attornment agreement as may be reasonably requested by said holder or landlord, provided that the form and content thereof are reasonably acceptable to Tenant and contain recognition and non-disturbance covenants satisfactory to Tenant.

Section 15.3 Tenant’s Notice of Default. Tenant agrees that, provided that the mortgagee, ground landlord or trust deed holder under any mortgage, ground lease, deed of trust or other security instrument (“Mortgagee”) shall have notified Tenant in writing (by the way of a notice of assignment of lease or otherwise) of its address, Tenant shall give such Mortgagee, simultaneously with delivery of notice to Landlord, by registered or certified mail, a copy of any such notice of default served upon Landlord. Tenant further agrees that said Mortgagee shall have the right to cure any alleged default during the same period that Landlord has to cure such default.

Section 15.4 Estoppel Certificates. Landlord and Tenant shall, each without charge at any time and from time to time, within fifteen (15) days after written request by the other party, but not more frequently than two (2) times in any twelve month period, certify, to the extent true, by written instrument, duly executed, acknowledged and delivered to any mortgagee, assignee of a mortgagee, proposed mortgagee, or to any purchaser or proposed purchaser, or to any other person transacting business with Landlord or Tenant and relating to the Premises, as follows:

(a) That this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified, and stating the modifications);

(b) The dates to which the Base Rent or Additional Rent have been paid in advance;

(c) Whether or not there are then existing any breaches or defaults by such party or the other party known by such party under any of the covenants, conditions, provisions, terms or agreements of this Lease, and specifying such breach or default, if any, or any setoffs or defenses against the enforcement of any covenant, condition, provision, term or agreement of this Lease (or of any guaranties) upon the part of Landlord or Tenant (or any guarantor), as the case may be, to be performed or complied with (and, if so, specifying the same and the steps being taken to remedy the same); and

(d) Such other statements or certificates as Landlord, Tenant or any mortgagee may reasonably request.

It is the intention of the parties hereto that any statement delivered pursuant to this Section 15.4 may be relied upon by any of such parties transacting business with Landlord or Tenant and relating to the Premises. If Landlord or Tenant does not deliver such statement to the requesting party within such fifteen (15) day period, and such failure continues for five (5)

additional days following receipt of a second notice stipulating that such continuing failure shall have the consequences set forth herein, the requesting party, and any applicable party transacting business relative to the Premises with the requesting party, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by the requesting party; (ii) that this Lease has not been canceled or terminated and is in full force and effect, except as otherwise represented by the requesting party; (iii) that the current amount of the Base Rent is as represented by the requesting party; (iv) that there have been no subleases or assignments of the Lease; (v) that not more than one month’s Base Rent or other charges have been paid in advance; and (vi) that the requesting party is not in default under the Lease. In such event, the non-requesting party shall be estopped from denying the truth of such facts, but shall be entitled to recover damages from the requesting party to the extent such facts are not true and the non-requesting party incurs actual damages as a result of such untrue facts.

ARTICLE 16

MISCELLANEOUS

Section 16.1 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

Section 16.2 Memorandum of Lease. Upon not less than ten (10) days prior written request by either party, the parties hereto agree to execute and deliver to each other a Memorandum of Lease, in recordable form, setting forth the following:

(a)	The date of this Lease;

(b)	The parties to this Lease;

(c)	The term of this Lease;

(d)	A description of the Premises; and

(e)	Such other matters reasonably requested by Landlord or Tenant to be stated therein

The cost of recording (including all taxes) the memorandum shall be borne by the requesting party.

Section 16.3 Joint and Several Liability. All parties (if more than one) signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant

Section 16.4 Broker. Landlord and Tenant represent to each other that each has not entered into any agreement or otherwise dealt with any brokers or finders in connection with this Lease other than Partners National Real Estate (Frank Edwards). Any and all fees arising from Tenant’s agreement with Partners National Real Estate shall be paid by Tenant. Landlord is not a party to any agreement with Partners National Real Estate; however, Landlord agrees to separately reimburse Tenant in the amount of One Hundred Fifty Eight Thousand Three Hundred Seventy Nine dollars and 50/100 ($158,379.50), an amount not to exceed 2% of the broker’s fee relating only to the net base rental and excluding any fee for renewal, assignment or amendment. Landlord shall reimburse in two installments. Landlord shall pay Tenant Seventy Nine Thousand One Hundred and Eighty Nine Dollars and 75/100 ($79,189.75) upon proof of payment to Partners National Real Estate by Tenant, and the remainder upon receipt of Tenant’s initial payment of Base Rent Landlord and Tenant shall protect, defend, indemnify and hold each other harmless against any claims for brokerage or other commissions arising by reason of a breach of the aforesaid representation and warranty.

Section 16.5 Notices. All notices, demands and requests shall be in writing, and shall be effectively served by forwarding such notice, demand or request by certified or registered mail, postage prepaid, or by commercial overnight courier service, or by hand delivery with signed receipts, addressed as follows:

(a)	If addressed to Tenant:

Rackspace IAD1DC, Ltd.

112 E. Pecan, Suite 600

San Antonio, Texas 78205

with a copy to:

Lawrence H. Rubenstein

Fulbright & Jaworski L.L.P.

300 Convent, Suite 2200

San Antonio, Texas 78205

(b)	If addressed to Landlord:

Williams Communications LLC

One Technology Center

100 South Cincinnati

Tulsa, OK 74103

Attn: Director of Corporate Real Estate

with a copy to:

Williams Communications LLC

One Technology Center

100 South Cincinnati

Tulsa, OK 74103

Attn: General Counsel

and with a copy to:

Reed Smith LLP

3110 Fairview Park Drive

Suite 1400

Falls Church, Virginia 22042

Attn: Carol C. Honigberg, Esq.

or at such other address as Landlord and Tenant may hereafter designate by written notice to the other party. The effective date of all notices shall be (i) three (3) business days after the date of mailing if sent by United States Postal Service, (ii) the date of receipt if sent by a nationally recognized overnight courier service, or (iii) the date of receipt if sent by hand delivery with signed receipts.

Section 16.6 Landlord’s Agent. All rights and remedies of Landlord under this Lease or that maybe provided by law may be executed by Landlord in its own name individually, or in the name of its agent, and all legal proceedings for the enforcement of any such rights or remedies, including those set forth in Article 14, may be commenced and prosecuted to final judgment and execution by Landlord in its own name or in the name of its agent.

Section 16.7 Quiet Possession. Landlord covenants and agrees that Tenant, upon paying the Base Rent, Additional Rent and other charges herein provided for and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept and performed, shall lawfully and quietly hold, occupy and enjoy the Premises during the term of this Lease without hindrance or molestation by Landlord or by any person claiming under or through Landlord.

Section 16.8 Successor’s and Assigns. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant and its permitted successors and assigns, but no other person or entity is intended to be a beneficiary hereunder.

Section 16.9 Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

Section 16.10 No Waste. Tenant covenants not to do or suffer any waste or damage or disfigurement or injury to the Premises or the Project.

Section 16.11 Transfers by Landlord. The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned shall be limited to mean and include only the owner or owners of the Premises at the time in question, and in the event of any transfer or transfers or conveyances the then grantor shall be automatically freed and released (except to the extent otherwise provided in Section 16.19 hereof) from all liability accruing from and after the date of such transfer or conveyance as respects the performance of any covenant or obligation on the part of Landlord contained in this Lease to be performed so long as the successor landlord agrees in writing to assume the transferor landlord’s obligations and a copy of such instrument of assumption is promptly delivered to Tenant. It is intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall be binding on the Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership.

In the event of a sale or conveyance by Landlord of the Premises or any part thereof, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions herein contained and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, which shall be personally obligated on this Lease only so long as it is the owner of Landlord’s interest in and to this Lease.

Section 16.12 Headings. The marginal or topical headings of the several articles and sections are for convenience only and do not define, limit or construe the contents of said articles and sections.

Section 16.13 Written Agreement. All preliminary negotiations are merged into and incorporated in this Lease.

Section 16.14 Modifications or Amendments. This Lease can only be modified or amended by an agreement in writing signed by the parties hereto. No receipt of money by Landlord from Tenant or any other person after termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises, shall reinstate, continue or extend the term of this Lease or affect any such notice, demand at suit, or imply consent for any action for which Landlord’s consent is required, unless specifically agreed to in writing by Landlord. Any amounts received by Landlord may be allocated to any specific amounts due from Tenant to Landlord as Landlord determines.

Section 16.15 Landlord Control. Landlord shall have the right to temporarily close any portion of Building B area or land area of the Project to the extent as may, in Landlord’s reasonable opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein.

Section 16.16 Utility Easements. Tenant shall permit Landlord (or its designees) to erect, use, maintain, replace and repair pipes, cables, conduits, plumbing, vents, and telephone, data, telecommunications, electric and other wires or other items, in, to and through the Premises, but only as and to the extent that Landlord may now or hereafter deem necessary or appropriate for the proper operation and maintenance of the Project. Landlord shall grant Tenant, subject to Tenant obtaining necessary approvals from all applicable city, municipal, county and state authorities, a non-exclusive easement from two directions at the location set out in the Site Plan attached hereto as Exhibit C, with a term of the same length as Tenant’s occupancy to construct, reconstruct expand, repair, operate and remove 4 four-inch conduits for the purpose of providing fiber connectivity from Tenant’s building to other providers with service lines at the location noted on the Site Plan. All costs relating to the construction and maintenance of this easement shall be born by Tenant. Tenant shall submit construction plans of easement prior to construction for Landlord’s approval, which shall not be unreasonable withheld. Tenant agrees to repair any and all damage as a result of Tenant’s construction and maintenance of this easement, including but not limited to any damage to parking lots or curbs caused by it or its contractors in establishing or maintaining the easements Landlord agrees to maintain the ducts from Landlord’s remaining building that supply fiber optic cables to Tenant.

Section 16.17 Not Binding Until Properly Executed. Employees or agents of Landlord have no authority to make or agree to make a lease or other agreement or undertaking in connection herewith. The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises. This document becomes effective and binding only upon the execution and delivery hereof by the proper officers of Landlord and of Tenant. Tenant confirms that Landlord and its agents have made no representations or promises with respect to the Premises or the making of or entry into this Lease except as in this Lease expressly set forth, and agrees that no claim or liability shall be asserted by Tenant against Landlord for, and Landlord shall not be liable by reason of, breach of any representations or promises not expressly stated in this Lease. This Lease, except for the Building Rules and Regulations, in respect to which Section 16.18 of this Article shall prevail, can be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

Section 16.18 Compliance with Laws and Recorded Covenants. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will, in any way, conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules and regulations now in force or which may hereafter be in force, and with the requirements of any fire insurance underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises. Tenant shall use the Premises and comply with any recorded covenants, conditions, and restrictions affecting the Premises as of the commencement of the Lease, and any which are recorded during the Lease term following notice to and acceptance by Tenant.

Tenant shall have the responsibility to comply with any applicable requirements of the ADA in the Premises, As used in this Lease, “ADA” shall mean the Americans with Disabilities Act of 1991, 42 USC, § 12 101 et seq. and all regulations applicable thereto promulgated as of the date hereof (collectively, “ADA”).

Section 16.19 Obligations Survive Termination. All obligations of Landlord and Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including, without limitation, all payment or repayment/refund obligations with respect to Operating Expenses and Real Estate Taxes and all obligations concerning the condition of the Premises.

Section 16.20 Authorization. Each of the individuals executing this Lease on behalf of any party hereby warrants his or her authority to bind such party hereunder.

Section 16.21 No Partnership or Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

Section 16.22 Tenant’s Obligation to Pay Miscellaneous Taxes. Tenant shall pay, prior to delinquency, all taxes assessed or levied upon its occupancy of the Premises, or upon the trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises, and when possible, Tenant shall cause such trade fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord. In the event any or all of Tenant’s trade fixtures, furnishings, equipment or other personal property, or Tenant’s occupancy of the Premises, shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s personal property.

Section 16.23 Signs. Tenant shall have the right to install and maintain signs at the designated entrance points to Building B, at Tenant’s sole cost and expense, provided that such sign or signs are acceptable to Landlord in Landlord’s reasonable discretion and comply with the signage specifications attached hereto as Exhibit F, and such signs (a) do not cause any structural damage or other damage to Building B; (b) do not violate applicable governmental law, ordinances, rules or regulations; (c) do not violate any existing restrictions affecting the Premises; and (d) are compatible with the architecture of Building B and the landscaped area adjacent thereto. Tenant shall provide its signage design, specifications and plans to Landlord for approval, which approval shall not be unreasonably withheld, but which shall not be deemed a representation or warranty that such proposed signage complies with applicable laws and codes. Upon expiration or termination of this Lease, Tenant shall remove all signs installed by Tenant and repair all damage to Building B.

Section 16.24 Exhibits. The following are made a part hereof, with the same force and effect as if specifically set forth herein:

a)	Exhibit A – Legal Description

b)	Exhibit A-l – Declaration of Protective Covenants and Restrictions for Herndon Square II

c)	Exhibit B – Floor Plan

d)	Exhibit C – Site Plan

e)	Exhibit D – Equipment List

f)	Exhibit E – Form of NDA

g)	Exhibit F – Signage Specifications

h)	Exhibit G – Parking Plan

i)	Exhibit H – Form of Lease Guaranty

j)	Exhibit I – Rules and Regulations

k)	Exhibit I – Estimated 2003 Project Budget

Section 16.25 Landlord’s Limited Liability. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that Tenant shall look solely to the estate and property of Landlord in the Project, the income therefrom or the proceeds from the sale, transfer, foreclosure, refinance or conversion thereof, and insurance and condemnation proceeds for the collection of any judgment or other judicial process requiring the payment of money by Landlord for any default or breach by Landlord under this Lease, subject, however, to the prior rights of any mortgagee or ground lessor of the Project. No other assets of Landlord or any partners, shareholders, or other principals of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim. In the event Tenant obtains a final, non-appealable judgment against Landlord, but the estate and property of Landlord in the Project are not sufficient to satisfy the judgment, then Tenant may, at its option, offset the judgment against the Rent coming due under the Lease and, if the judgment remains unsatisfied as of the end of the term, extend the term and continue to offset its Rent obligations therewith.

Section 16.26 Parking. Landlord hereby grants to Tenant the exclusive right to use those thirty-eight (38) designated parking spaces shown on the parking plan attached hereto as Exhibit G. Tenant shall not be required to pay any parking fees in connection with the foregoing privileges. Landlord shall have the exclusive right to use those parking spaces designated as Landlord’s spaces on such parking plan.

Section 16.27 Alternative Dispute Resolution. In the event that a dispute arises between Landlord and Tenant under the Lease, and the Lease specifically provides that the dispute resolution procedure outlined in this Section 16.27 (herein referred to as the “Dispute Resolution Procedure”) shall be utilized, the parties shall proceed as follows:

(a) The party electing to proceed under the procedures outlined herein (the “Electing Party”) shall give written notice of such election to the other party (the “Other Party”), and shall designate in writing the Electing Party’s selection of an individual with the qualifications outlined in the section of the Lease giving rise to this remedy (the “Official”) who shall act on the Electing Party’s behalf in determining the disputed fact.

(b) Within ten (10) business days after the Other Party’s receipt of the Electing Party’s selection of an Official, the Other Party, by written notice to the Electing Party, shall designate an Official who shall act on the Other Party’s behalf in determining the disputed fact.

(c) Within ten (10) business days of the selection of the Other Party’s Official, the two (2) Officials shall render a joint written determination of the disputed fact. If the two (2) Officials are unable to agree upon a joint written determination within such ten business day period, each Official shall render his or her own written determination and the two Officials shall elect a third Official within such ten business day period. In the event the two Officials are unable to select a third Official within such ten business day period, then either party may apply to a court of original jurisdiction in Fairfax County, Virginia for appointment by such court of such third Official.

(d) Within ten (10) business days after the appointment of the third Official, the third Official shall select the more reasonable of the determinations of the two (2) Officials originally selected, without modification or qualification.

(e) If either Landlord or Tenant fails or refuses to select an Official, the Official selected shall alone determine the disputed fact. Landlord and Tenant agree that they shall be bound by the determination of disputed fact pursuant to this subsection. Landlord shall bear the fees and expenses of its Official, Tenant shall bear the fees and expenses of its Official, and Landlord and Tenant shall share equally the fees and expenses of the third Official, if any.

ARTICLE 17

ADDITIONAL PROVISIONS

Section 17.1 Security System. It is an express requirement of this Lease that the Premises remain secured at all times. Tenant shall have the following options with respect to securing the Premises: (i) Tenant may utilize the existing system installed by Landlord, consisting of approximately five controlled doors which require access cards and personal identification numbers, and a closed circuit television system which monitors both the interior and exterior of Building B, provided that Tenant must purchase the software license necessary to divide the existing system and activate the system for Tenant’s use, as well as pay to Landlord as Additional Rent on a monthly basis the sum of $375 for lease and use of the system over the term, or (ii) Tenant may separately install and operate a security system for Tenant’s use, which system must be approved in writing as to design and installation by Landlord in advance of Tenant’s purchase. Any separate system must not interfere with Landlord’s existing equipment and shall, at Landlord’s sole option, be removed upon expiration or termination of the Lease. All costs associated with option (ii) shall be borne solely by Tenant. In no event shall Landlord and Tenant have reciprocal access or use of one another’s security systems. In no event shall Landlord have any liability or responsibility as a result of Tenant’s election of a security system, and Tenant shall remain solely and fully responsible for its security and for the security of Building B. Notwithstanding above, Landlord shall monitor the security system up and until March 1, 2003 or until Landlord has vacated Landlord’s Temporary Retained Space as hereinafter provided in Section 17.2, whichever occurs first. During the Continued Occupancy, Landlord’s technicians Benjoy James, Shaimon Athimattathi, and Beny Peedikayil, or such other technicians whose names shall be provided to Tenant in writing (“Landlord’s Technicians”), shall have the right to enter and continue to occupy the Premises as described below. Landlord shall provide to Tenant security badges for all of Tenant’s employees whose names Tenant shall provide in writing to Landlord. Landlord shall also provide to Tenant four (4) security badges for the use of Tenant’s agents. The parties expressly agree that during the period of the Continued Occupancy, Landlord is only responsible for the security of Landlord’s Temporary Retained Space, and any damages to Tenant or its property resulting from the failure of the security system shall be born by Tenant. At the end of the Continued Occupancy, Landlord will no longer monitor the system.

Section 17.2 Continued Occupancy by Landlord. Notwithstanding anything to the contrary in this Lease, Tenant acknowledges and agrees that Landlord shall have the right to continue to occupy and use Landlord’s Temporary Retained Space until February 2, 2003, at no cost or expense to Landlord. In connection with such Continued Occupancy, Tenant shall not be obligated to indemnify Landlord or any of its agents, servants, vendors or employees for any damage to persons or property except in instances of Tenant’s gross negligence or willful misconduct. Landlord shall retain the obligation to maintain Landlord’s Temporary Retained Space during the Continued Occupancy, but Landlord shall be obligated to indemnify Tenant for injury, loss or damage to persons or property occurring within the retained space except in instances of Tenant’s gross negligence or willful misconduct. Notwithstanding anything to the contrary, Tenant shall provide Landlord not less than twenty-four (24) hours’ written notice of all improvements and or changes to be done to the Premises, including but not limited to, removal or rearrangement of walls, partitions, cubicals, or the placement of electrical outlets occurring during Continued Occupancy. During the Continued Occupancy, one of Landlord’s Technicians shall be present for any and all site visits, improvements or changes occurring during this time, whether performed by Tenant, its agents contractors or employees, unless otherwise agreed in writing by Landlord. Tenant shall not cause the Premises to be without power at any time during Continued Occupancy, unless otherwise agreed in writing by Landlord. No construction, changes, improvements or site visits shall take place during the period beginning January 24, 2003 and ending January 27, 2003.

Section 17.3 Preferred Provider. The parties agree that they will diligently familiarize each other with respect to their services and use good faith efforts to establish a business relationship. When Tenant has need for telecommunications services, Tenant will include Landlord as one of the patties from whom a proposal will be solicited. Landlord will respond to the request for proposal within the time stated in the request or may choose not to respond to such request. Responses to the request for proposal shall include such information as may be called for by such request for proposal. Tenant shall have the right to accept the proposals received in its sole and absolute discretion, provided that if Tenant, using a commercially reasonable standard, determines that Landlord’s proposal is equivalent or better than alternative proposals with respect to quality, provisioning date, and price, Tenant shall accept Landlord’s proposal.

Section 17.4 Right of First Refusal.

(a) If at any time during the initial term of the Lease, Landlord is prepared to accept a bona fide written offer from a Third Party to purchase the Premises, the Project, or any package of properties that includes either the Premises or Project, (individually or collectively, the “Sale Package”), then prior to acceptance by Landlord of such offer Landlord shall deliver notice to Tenant (an “Offer Notice”) that Landlord is willing to accept such offer, setting forth all of the material terms and conditions. Landlord shall make reasonable efforts to notify Tenant prior to sending the Offer Notice, if Landlord determines that it is close to being prepared to accept a bona fide written offer from a Third Party. Provided that all of the conditions set forth in this Section are met, Tenant shall have the option to enter a contract to purchase the Sale Package upon the same material terms and conditions contained in the offer, which option shall be exercisable by Tenant delivering written notice to Landlord together with evidence reasonably satisfactory to Landlord of its financial ability to purchase the Sale Package (an “Exercise Notice”) within two (2) days of receipt by Tenant of an Offer Notice.

(b) If Tenant fails to timely deliver an Exercise Notice as provided above, Landlord shall be free to sell the Sale Package to the Third Party from whom Landlord received such offer, or to any other person or entity, for a twelve (12) month period commencing upon the expiration date of the period allowed for delivery of an Exercise Notice; provided that Landlord shall not enter into a contract to sell the Sale Package on terms and conditions which constitute Materially Changed Terms unless Landlord shall first deliver to Tenant a revised Offer Notice describing such Materially Changed Terms. Landlord’s right to sell the Sale Package shall survive expiration of the twelve (12) month period provided that a contract for sale is entered within such period.

(c) Tenant shall have no light to exercise the option granted pursuant to this Section unless all of the following conditions are satisfied on the date of the Exercise Notice and on the date title to the Sale Package is to be transferred to Tenant:

(i) No material event of default shall have occurred and be continuing under the Lease;

(ii) Landlord shall not have given Tenant three (3) or more notices of separate defaults during the preceding twelve (12) month period, whether or not the defaults are cured;

(iii) No undisputed monetary obligation due Landlord from Tenant shall be unpaid (without regard to whether notice thereof is given to Tenant);

(iv) Tenant shall not have assigned, voluntarily or involuntarily, or sublet under, the Lease (other than such transfers that do not require Landlord consent under Section 10. l(g) of the Lease, and collocation licenses with Tenant’s customers).

(d) In the event that Tenant exercises its option in accordance with this Section, Landlord shall within ten (10) days of receipt of the Exercise Notice submit to Tenant a contract for sale of the Sale Package executed by Landlord containing the material terms and conditions set forth in the applicable Offer Notice, and Tenant shall execute and return such contract to Landlord within five (5) days of receipt of such contract, or shall be deemed to have waived the right to exercise the Option as to such Offer Notice.

(e) For purposes of this Section, “Third Party” means a person or entity that is not an affiliate, parent, subsidiary, or otherwise under common control of or with Landlord or Tenant, a real estate investment trust or other securitization or financial restructuring of the Sale Package, or the holder of any written option or right, existing as of the date of the Lease, to purchase the Sale Package. “Materially Changed Terms” means terms and conditions of an offer to purchase the Sale Package pursuant to which the net sale proceeds to Landlord are reduced by ten percent (10%) or more as compared to the terms and conditions previously specified in the Offer Notice.

(f) Time is of the essence with respect to all periods of time expressly set forth in this Section

Section 17.5 Force Majeure. When this Lease prescribes a period of time for action to be taken by either party, the responsible party is not liable for, and there is excluded from the computation of the period of time, any delays due to strikes, acts of God, shortages of labor or materials, war, governmental laws, regulations, restrictions, or any other cause of any kind that is beyond the control of the party.

ARTICLE 18

OPTIONS TO RENEW

Section 18.1 Options to Renew. Tenant shall have the right, at its option (the “First Renewal Option”), to renew this Lease, for the entire Premises, for an initial renewal term (the “First Renewal Term”) commencing on the day following the Expiration Date (the “First Renewal Term Commencement Date”) and expiring on the fifth (5th) anniversary of the Expiration Date (the “First Renewal Term Expiration Date”). Tenant shall have no right to exercise the First Renewal Option unless all of the following conditions have been satisfied on the date of the First Renewal Notice (as defined below) and on the First Renewal Term Commencement Date:

(a) No Event of Default shall have occurred and be continuing under this Lease; and

(b) The named Tenant hereunder (or a permitted assignee, successor or transferee, but not any other assignee or successor tenant), and its Affiliates shall occupy the entire Premises.

Section 18.2 Notices. If Tenant elects to renew this Lease for the First Renewal Term, Tenant shall give Landlord notice thereof (the “First Renewal Notice”) not more than eighteen (18) months and not less than nine (9) months prior to the Expiration Date, and time shall be of the essence with respect to the giving of the First Renewal Notice. If Tenant shall send the First Renewal Notice within the time and in the manner herein provided, this Lease shall be deemed renewed for the First Renewal Term upon the terms, covenants and conditions in this Lease contained, with the exception of Fixed Rent.

Section 18.3 Fixed Rent. Fixed Rent for the First Renewal Term shall be determined as of the date which is nine (9) months prior to the Expiration Date and shall be the greater of Fair Market Value of the Premises for the First Renewal Term (the “First Renewal Term FMV”) determined with reference to the factors set out in Section 18.5(d) below, or the rental rate in effect during the last year of the primary term of the Lease.

Section 18.4 Rental Notice. Within twenty (20) days after the giving by Tenant of the First Renewal Notice, Landlord will notify Tenant of the amount of the Fixed Rent for the First Renewal Term (the “First Renewal Rental Notice”), which shall set forth Landlord’s calculation of the First Renewal Term. In the event that Tenant shall dispute Landlord’s calculation of the First Renewal Term FMV, Tenant will notify Landlord of Tenant’s dispute and the parties will have a series of meeting during the subsequent thirty (30) day period to attempt to agree to First Renewal Term FMV. In the event the parties cannot agree as to First Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator in the manner set forth in Section 18.5.

Section 18.5 Rental Dispute. (a) If Tenant shall dispute Landlord’s calculation of the First Renewal Term FMV as set forth in the First Renewal Rental Notice, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the greater Dulles area in a calling related to the leasing of commercial space in buildings comparable to Building B, and the fees of such arbitrator shall be shared equally by Landlord and Tenant.

(b) Within fifteen (15) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the First Renewal Term FMV, together with such information on comparable rentals, or such other evidence, as such party shall deem relevant.

(c) The arbitrator shall, within fifteen (15) days following such hearing and submission of evidence, render his or her decision by selecting the determination of First Renewal Term FMV submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the First Renewal Term FMV. It is expressly understood that the decision of such arbitrator shall be final and binding upon the parties hereto.

(d) For purposes of the determination of the First Renewal Term FMV, whether by estimate of Landlord or by arbitration, Landlord or such arbitrator shall take into account the then current rentals or occupancy fees for the renting of or granting of use or occupancy rights for comparable space in comparable buildings in the greater Washington, D.C. metropolitan area for the Permitted Use, and shall take into account all concessions and other factors that have bearing on the First Renewal Term FMV, but shall not take into account the value of Tenant’s technical installations at the Premises and Building B. Tenant shall pay Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses with respect to the Premises for the First Renewal Term. The determination of the First Renewal Term FMV shall be based on the assumptions and criteria stated in this Article 18, and the arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease. After a determination has been made of the First Renewal Term FMV, the parties shall execute and deliver to each other an agreement setting forth the fixed Rent therefore as so determined.

(e) If the final determination of Fixed Rent for the Premises for the First Renewal Term shall not be made on or before the First Renewal Term Commencement Date in accordance with the provisions of this Article 18, then pending such final determination, Tenant shall pay as Fixed Rent for the Premises for the First Renewal Term the amount of Fixed Rent as set forth by Landlord in the Rental Notice. If, based upon the final determination of such Fixed Rent as provided herein, the payments made by Tenant on account of Fixed Rent were (i) less than Fixed Rent as finally determined in accordance with the provisions hereof, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days after demand therefore, or (ii) greater than Fixed Rent as finally determined in accordance with the provisions hereof, Landlord shall, at Tenant’s option, either credit the amount of such excess against the next installments of Fixed Rent due under this Lease, or refund the amount of such excess to Tenant.

Section 18.6 Second Renewal Option. Tenant shall have the right, at its option (the “Second Renewal Option”), to renew the First Renewal Term of this Lease, for the entire Premises, for a second renewal term (the “Second Renewal Term”) commencing on the day following the First Renewal Term Expiration Date (the “Second Renewal Term Commencement Date”) and expiring on the fifth (5th) anniversary of the First Renewal Term Expiration Date (the “Second Renewal Term Expiration Date”). Tenant shall have no right to exercise the Second Renewal Option unless all of the following conditions have been satisfied on the date of the Second Renewal Notice (as defined below) and on the Second Renewal Term Commencement Date:

(a) No Event of Default shall have occurred and be continuing under this Lease; and

(b) The named Tenant hereunder (or a permitted assignee, successor or transferee, but not any other assignee or successor tenant), and its Affiliates shall occupy not less than eighty-five percent (85%) of the then-existing Premises Area.

Section 18.7 Second Renewal Notice. If Tenant elects to renew this Lease for the Second Renewal Term, Tenant shall give notice to Landlord thereof (the “Second Renewal Notice”), not more than eighteen (18) months and not less than nine (9) months prior to the First Renewal Term Expiration Date, and time shall be of the essence with respect to the giving of the Second Renewal Notice. If Tenant shall send the Second Renewal Notice within the time and in the manner herein provided, this Lease shall be deemed renewed for the Second Renewal Term upon the terms, covenants and conditions in this Lease contained, with the exception of Fixed Rent.

Section 18.8 Fixed Rent Second Renewal Term. Fixed Rent for the Second Renewal Term shall be determined as of the date which is nine (9) months prior to the First Renewal Term Expiration Date and shall be the greater of Fair Market Value or the rental rate in effect in the 18.5(d) above of the Premises for the Second Renewal Term (the “Second Renewal Term FMV”), determined in accordance with Section 18.3.

Section 18.9 Rental Notice Second Renewal Term. Within twenty (20) days after the giving by Tenant of a Second Renewal Notice, Landlord will notify Tenant of the amount of the

Fixed Rent for the Second Renewal Term (the “Second Renewal Rental Notice”), which shall set forth Landlord’s calculation of the Second Renewal Term FMV. In the event that Tenant shall dispute Landlord’s calculation of the Second Renewal Term FMV, Tenant will notify Landlord of Tenant’s dispute and the parties will have a series of meetings during the subsequent thirty (30) day period to attempt to agree to Second Renewal Term FMV. In the event the parties cannot agree as to Second Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator in the manner set forth in this Article 18, provided that for purposes of this Section 18.9, all references in Section 18.5 to the First Renewal Term shall be deemed to refer to the Second Renewal Term.

ARTICLE 19

RULES AND REGULATIONS

Section 19.1 Rules and Regulations. Tenant shall comply with the Rules and Regulations set forth in Exhibit I. Landlord reserves the light, from time to time, to adopt additional reasonable and non-discriminatory Rules and Regulations and to amend the Rules and Regulations then in effect. Tenant shall comply with the Rules and Regulations, as so supplemented or amended. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees. If there shall be any inconsistencies between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail.

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IN WITNESS WHEREOF the parties have executed this Lease as of the day and year first above written.

LANDLORD:

WILLIAMS COMMUNICATIONS LLC, A DELAWARE LIMITED LIABILITY COMPANY

BY		[SEAL]
ITS

TENANT:

RACKSPACE IAD1DC, LTD, A TEXAS LIMITED PARTNERSHIP

BY RACKSPACE SATDC MANAGEMENT, LLC ITS GENERAL PARTNER

BY	/s/ Paul Froutan	[SEAL]
ITS	VP Engineering

IN WITNESS WHEREOF the parties have executed this Lease as of the day and year first above written.

LANDLORD:
WILLIAMS COMMUNICATIONS LLC, A DELAWARE LIMITED LIABILITY COMPANY

BY		[SEAL]
ITS	President & CEO

TENANT:

RACKSPACE IAD1DC, LTD , A TEXAS LIMITED PARTNERSHIP

BY RACKSPACE SATDC MANAGEMENT, LLC ITS GENERAL PARTNER

BY		[SEAL]
ITS

EXHIBITS TO LEASE

EXHIBIT A

Building B being a portion of Parcel 156F, Lot 156G, as recorded in Deed Book 10534 at Page 613 among the land records of Fairfax County, Virginia and more particularly described in Exhibit B.

EXHIBIT A-1

DECLARATION

OF

PROTECTIVE COVENANTS AND RESTRICTIONS

FOR

HERNDON SQUARE II

DECLARATION OF

PROTECTIVE COVENANTS AND RESTRICTIONS FOR

HERNDON SQUARE II

ARTICLE I DEFINITIONS			3

1.01	“BOARD”		3
1.02	“BUILDING”		3
1.03	“COMMON AREA”		3
1.04	“DECLARANT”		3
1.05	“DECLARATION”		3
1.06	“DEVELOPMENT PLAN”		3
1.07	“GOVERNMENT AUTHORITY”		3
1.08	“GSA”		4
1.09	“IMPROVEMENTS”		4
1.10	“LAND RECORDS”		4
1.11	“MORTGAGE”		4
1.12	“MORTGAGEE”		4
1.13	“OCCUPANT”		4
1.14	“OWNER”		4
1.15	“PARCEL”		4
1.16	“PERSON”		4
1.17	“PROFFERS”		4
1.18	“PROPERTY”		4
1.19	“SITE PLAN BONDING AGREEMENTS”		5
1.20	“STORM WATER DETENTION POND”		5
1.21	“TOWN”		5
1.22	“UTILITY SERVICES”		5

ARTICLE II PURPOSE			5

2.01	GENERAL PURPOSE		5
2.02	ADDITION OF OTHER REALTY		5
2.03	NOTICE OF ADDITION OF OTHER REALTY		5

ARTICLE III REGULATION OF IMPROVEMENTS			6

3.01	GENERAL		6
3.02	BUILDING LINES		6
3.03	EXTERIOR WALLS		6
3.04	EXTERIOR EQUIPMENT		6
3.05	PARKING REQUIREMENTS		7
	3.05.01	On-site	7
	3.05.02	Off-Site	7
	3.05.03	Parking Area Standards	8

-i-

3.06	OUTSIDE STORAGE		8
3.07	LANDSCAPING		8
	3.07.01	Landscaping Approval	8
	3.07.02	Completion of Landscaping	8
3.08	UTILITY CONNECTIONS		9
3.09	HEIGHT RESTRICTIONS		9
3.10	SIGNS		9
	3.10.01	Sign Type	9
	310.02	Naming of Business Park	10
	3.10.03	Naming of Buildings	10
	3.10.04	Temporary Signs	10
3.11	EXTERIOR AND INTERIOR LIGHTING		10
3.12	TRUCK LOADING AND PARKING		10
3.13	CONSTRUCTION		11
3.14	MAINTENANCE DURING CONSTRUCTION		11
3.15	REZONING		11
3.16	ENVIRONMENTAL PROTECTION		11
	3.16.01	Generally	11
	3.16.02	Owner Liability	11
	3.16.03	Declarant Access for Compliance	11
3.17	GENERAL LIABILITY INSURANCE		12
3.18	ENFORCEMENT OF THE PROFFERS		12

ARTICLE IV MAINTENANCE			12

4.01	OWNERS MAINTENANCE RESPONSIBILITIES		12
4.02	ENFORCEMENT		13
4.03	ACCESS AT REASONABLE HOURS		14

ARTICLE V PROPERTY SIGHTS			14
5.01	OWNER’S BASEMENTS OF ENJOYMENT		14
5.02	PERMITTED OPERATIONS AND USES		14
5.03	DELEGATION OF USE		15
5.04	EASEMENTS OF ENCROACHMENT		15
5.05	OTHER EASEMENTS		15
	5.05.01	Utility/Drainage Easements	15
	5.05.02	Vehicular Ingress/Egress	16
	5.05.03	General Pedestrian. Ingress/Egress	16
	5.05.04	Use of Easements	16
	5.05.05	Creation of New Easements	16
5.06	RIGHT OF ENTRY		17
5.07	RIGHT TO SECURED AND RESTRICTED ACCESS AREAS		17
	5.07.01	General Services Administration	17
	5.07.02	Other Secured Areas	17

ARTICLE VI MANAGEMENT BOARD			18

6.01	ESTABLISHMENT		18
6.02	BOARD CONFIGURATION		18

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ARTICLE VII MAINTENANCE ASSESSMENTS			18

7.01	CREATION OF THE LIEN AND PERSONAL OBLIGATION OF ASSESSMENTS		18
7.02	PURPOSE OF ASSESSMENTS		18
7.03	ANNUAL ASSESSMENTS		19
	7.03.01	Setting the Annual Assessment	19
	7.03.02	Reserve Funds	19
7.04	SPECIAL ASSESSMENTS		19
7.05	UNIFORM RATE OF ASSESSMENT		19
7.06	DATE OF COMMENCEMENT OF ANNUAL ASSESSMENTS: DUE DATE		19
7.07	DUTIES OF THE BOARD		19
7.08	REPAIR ASSESSMENT		20
7.09	ENTRANCEWAY CONSTRUCTION AND RECONSTRUCTION COSTS		20
7.10	CONSTRUCTION OF NEW TRAFFIC SIGNALS AND SIGNS		20
7.11	EFFECT OF NON-PAYMENT OF ASSESSMENT, THE LIEN, THE PERSONAL OBLIGATION, REMEDIES OF BOARD		20
7.12	SUBORDINATION TO LIEN OF MORTGAGE		21

ARTICLE VIII DECLARANT’S RESERVED RIGHTS TO PROPERTY			21

8.01	EXTENSION OF COVENANTS AND RESTRICTIONS TO INCLUDE ADDITIONAL PROPERTY		21
8.02	PLATTING AND SUBDIVISION RESTRICTION		21
8.03	PUBLIC ROADS – EASEMENTS		21

ARTICLE IX ARBITRATION			22

9.01	GENERAL		22
9.02	SELECTION OF ARBITRATORS		22
9.03	RULES OF ARBITRATION		22
9.04	COSTS OF ARBITRATION		22
9.05	AWARD OF ARBITRATORS		22
9.06	GOVERNING LAW: ACTUAL DAMAGES: ETC		23

ARTICLE X MISCELLANEOUS			23

10.01	TERM		23
10.02	TERMINATION AND MODIFICATION		23
10.03	ASSIGNMENT OF DECLARANT’S RIGHTS AND DUTIES		24
10.04	MUTUALITY; RECIPROCITY: RUNS WITH LAND		24
10.05	BENEFITS AND BURDENS		24
10.06	NOTICES		24
10.07	SINGULAR AND PLURAL		25
10.08	TEMPORARY CLOSING		25
10.09	COUNTERPARTS		25
10.10	TIME IS OF ESSENCE		25
10.11	ENFORCEMENT		25
1012	EXONERATION OF DECLARANT		25
10.13	FAILURE ENFORCE NOT A WAIVER OF RIGHTS		26
10.14	CONSTRUCTIVE NOTICE AND ACCEPTANCE		26

10.15	NO WAIVER	26
10.16	CAPTIONS	26
10.17	SEVERABILITY	26
10.18	INDEMNIFICATION	26

ARTICLE XI SITE PLAN BONDING AGREEMENTS		27

11.01	ACCESS AND INDEMNITY FOR COMPLIANCE WITH PROFFERS AND SITE PLAN BONDING AGREEMENTS	27

Exhibit A - Legal Description of the Property
Exhibit B - The Proffers
Exhibit C - Illustrative Site Plan
Exhibit D - The Plat of Subdivision
Exhibit E - Illustrative Site Plan

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DECLARATION OF

PROTECTIVE COVENANTS AND RESTRICTIONS FOR

HERNDON SQUARE II

THIS DECLARATION OF PROTECTIVE COVENANTS AND RESTRICTIONS is made and executed as of this          day of April, 1999, by HERNDON SQUARE, LLC, a Delaware limited liability company (the “Declarant”)

RECITALS

R-1. The Declarant is the fee owner of certain real property located in the Town of Herndon, Fairfax County, Virginia, to be developed as an integrated project known as Herndon Square II, as more particularly described in Exhibit A attached hereto (the “Property”) A portion of said Property, approximately 1.99 acres, was rezoned from R-10, Residential Single Family District, to I-P, Industrial Park District, on May 12, 1998 by Ordinance 98-O-16 of the Town of Herndon (the “Town”), and in accordance with the zoning map amendment ZMA #97-103

R-2. The rezoning of the Property is governed by the Town of Herndon Zoning Ordinance and certain proffers or development conditions, which proffers shall run with the land and are attached hereto and incorporated herein as Exhibit B (the “Proffers”). It shall be the duty of the Declarant to complete the general site construction in conjunction with the initial development of the property as detailed in Section C (1), (2), (3), (4), (5), (9), (10), (11) first paragraph only, (12), (13) and (14) of the Proffers, and it shall be the duty of the Owner of Parcel 156G to perform, at such Owner’s sole cost and expense, those obligations arising under the second paragraph of Section C (11) of the Proffers. However, it shall be the continuing duty of all Owners of any portion of the Property to make certain that the Proffers are complied with. If an Owner fails to comply with the Proffers (the “Breaching Owner”), then any other Owner or the Declarant after fifteen (15) days notice to the Breaching Owner, shall be permitted to perform the necessary acts to bring the Breaching Owner’s property into compliance with the Proffers, provided that no Owner shall have access to the secured portion of Parcel 156H in violation of the GSA lease as further provided in R-5 below. The Breaching Owner shall then be liable for the reasonable costs and expenses incurred by the party taking the action to make the Breaching Owner’s property compliant with the Proffers.

R-3. The Declarant desires to create on the Property a business park with open spaces and four office buildings, denoted as Buildings “A” (having a street address of 520 Van Buren Street), “B” (having a street address of 524 Van Buren Street), “C” (having a street address of 535 Huntmar Park Drive) and “D” (having a street address of 510 Spring Street), on the illustrative site plan attached hereto and made a part hereof as Exhibit C, to provide for the preservation and enhancement of the property values, amenities and opportunities within the Property and for the maintenance of the real estate and improvements thereon, and to this end, to subject the Property to the covenants, restrictions, easements, charges and liens hereinafter set forth.

R-4. The Declarant intends to subdivide the Property into parcels known as Parcel 156G, Herndon Square II (“Parcel 156G”), Parcel 156H, Herndon Square II (“Parcel 156H”), and Parcel 156J, Herndon Square II (“Parcel 156J”), all as shown on the plat of subdivision attached hereto as Exhibit D. Parcel 156G shall consist of Building A, Building B and the surrounding real property and improvements. Parcel 156H shall consist of Building C and the surrounding real property and improvements. Parcel 156J shall consist of Building D and the surrounding real property and improvements.

R-5. As the Property is developed, the Declarant intends to create certain easements for public utilities and vehicular roadways and entranceways throughout the Property. It is the intent of the Declarant, except as provided for below, to subject all of the Common Areas to blanket easements for public use, except for Building C and any other secured or restricted access areas on the Property as detailed in Section 5.07. However, the Herndon Square II Management Board (the “Board”) can allocate specific parking spaces to and among the Buildings, from time to time, by creating an amendment to this Declaration at the time that any portion of the Property is subdivided or at any other time that the Board deems proper, provided that such parking spaces have not already been allocated to a Building in a separate instrument, and furthermore, that the allocation being contemplated will not create a code or ordinance violation on any of the Parcels. As of the date of the creation of this Declaration, the Declarant has agreed to lease Building C to the General Services Administration (“GSA”) and a contingency of the lease requires that Building C be a secure facility and that the general public and the other Owners shall not have a right of access onto that portion of Parcel 156H that immediately surrounds Building C. The only access onto the secured portion of Parcel 156H shall be permitted by the express consent of the GSA or the Owner of Parcel 156H. The secured portion of Parcel 156H shall be the area inside of the dotted line designated as “Bollards at 4’-0” on Center” as shown on the illustrative site plan attached hereto as Exhibit E.

R-6. The Declarant intends that the covenants, easements, charges, and liens established by this Declaration shall be covenants running with the land and shall extend to, inure to the benefit of, and be binding upon the Declarant as the owner of the Property, and the Declarant’s successors and assigns.

NOW, THEREFORE, the Declarant hereby declares that the said Property described in Exhibit A and any additional property that subsequently may be subjected to this Declaration by Declarant or an affiliate of Declarant is and shall be held, transferred, sold, conveyed, occupied and used subject to the easements, restrictions, covenants, conditions, charges and liens hereinafter set forth. This Declaration shall run with the land and every part thereof and shall be binding upon and inure to the benefit of all Owners, Occupants, Mortgagees and their successors and assigns as set forth, in the Declaration. The capitalized terms used herein shall have the meanings as defined in Article I of this Declaration

ARTICLE I

DEFINITIONS

Unless the context otherwise specifies or requires, each term defined in this Article I shall have, for all purposes of this Declaration, the meaning herein respectively specified.

1.01 “Board” means the Herndon Square II Management Board, as established in Article VI.

1.02 “Building” means both the main portion of each Building and all projections or extensions thereof, including outside platforms, docks and appurtenant structures.

1.03 “Common Area” means all real property or shared facilities (including Improvements thereon) that is intended for the common use and enjoyment of all Owners, including, without limitation, the sidewalks, vehicular roadways and entranceways and the Storm Water Detention Pond on the Property

1.04 “Declarant” means Herndon Square, L.L.C., a Delaware limited liability company, and such successors and assigns to which Declarant may specifically assign its rights, privileges, duties and obligations hereunder, which rights, privileges, duties and obligations are and shall be fully assignable.

1.05 “Declaration” means this Declaration of Protective Covenants and Restrictions as amended, modified, supplemented or restated from time to time.

1.06 “Development Plan” means the Generalized Development Plan (containing three sheets) for the Property prepared by Bowers & Associates, P C dated September, 1997, and revised through April 22, 1998, and revisions to said plan as it is amended from time to time in accordance with the Town of Herndon, Virginia zoning requirements. The Development Plan contains both proposed conceptual plans and final development plans for the Property. The conceptual and the final development plans contained in the Development Plan may be modified or amended from time to time in the future and may be modified or amended more than one time by the Declarant in its sole discretion (subject to any necessary approval and/or changes by any applicable governmental authorities) and shall be binding upon the Owners and Occupants of the Property whose land is subject to this Declaration, provided that the same does not materially change the Property as to quality and character, and provided that no such modification, or amendment shall affect any plans, specifications or use theretofore approved by Declarant.

1.07 “Government Authority” means any board, bureau, commission, department or other body of any municipal, county, state or federal governmental unit or subdivision thereof, and the appropriate agencies, offices, departments, boards and commissions thereof, having or acquiring jurisdiction over the Property or the use and improvement thereof.

1.08 “GSA” means the General Services Administration of the federal government of the United States of America

1.09 “Improvements” means any man-made changes in the natural condition of the Property including, but not limited to, structures and construction of any kind, whether above or below the Property surface such as any Building, fence, wall, sign, addition, alteration, screen enclosure, sewer, drain, disposal, lake, waterway, road, paving, utilities, grading, landscaping, signs and exterior illumination

1.10 “Land Records” means the land records of Fairfax County, Virginia.

1.11 “Mortgage” means any mortgage, deed of trust or other security instrument recorded among the Land Records creating an interest in or affecting title to a Parcel, or any part thereof, and any and all renewals, modifications, consolidations, or extensions of any such instrument.

1.12 “Mortgagee” means the holder or beneficiary of any Mortgage or any successor or assignee thereof.

1.13 “Occupant” means any Person who occupies a part of the Property as Owner, lessee or licensee, or in any other legal capacity.

1.14 “Owner” means the record owner, whether one or more partners, persons, trusts, corporations, or other entity, of a Parcel, their heirs, successors, personal representatives or assigns, including contract sellers, but excluding those having such interest merely as security for the performance of an obligation. An Owner may assign all or part of his rights but not his duties hereunder to the Owner’s tenant.

1.15 “Parcel” means a portion of the Property designated as a lot or parcel of land on a plat of subdivision or resubdivision of the Property recorded heretofore or hereafter or on a governmentally approved site plan, and includes any Building or other Improvements now or hereafter appurtenant to that land.

1 .16 “Person”, means any natural person, corporation, partnership, trust or other entity

1.17 “Proffers” means the proffers attached to Town of Herndon Ordinance Number 98-O-16, dated May 12, 1998, and attached hereto as Exhibit B

1.18 “Property” means the entire real property known as Herndon Square II as more particularly described in Exhibit A, attached hereto and by this reference made a part hereof, and any additions thereto that are subjected to this Declaration by Declarant or an affiliate of Declarant.

1.19 “Site Plan Bonding Agreements” means (i) that certain Contract and Maintenance Agreement dated October 1, 1998 between Herndon Square, LLC, as Developer and the Town, and (ii) that certain Conservation Cash Escrow Agreement dated October 1, 1998 between Herndon Square, LLC, as Developer, and the Town.

1.20 “Storm Water Detention Pond” means the storm water detention pond structure or structures provided by Declarant for common use by the Owners.

1.21 “Town” means the Town of Herndon, Fairfax County, Virginia.

1 .22 “Utility Services” means electric power, gas, water, sanitary and storm sewage disposal, telephone service, communication cables and lines and other similar services now and in the future serving Improvements on the Parcels.

ARTICLE II

PURPOSE

2.01 General Purpose. The purpose of this Declaration is to insure the proper use and most appropriate development of the Property through the imposition of uniform standards. It is the intent of this Declaration to provide conditions, covenants, and restrictions, to insure that the Property will always be maintained as an attractive, high quality business and commercial environment. This Declaration is designed to protect the Owners, lessees, and sublessees of portions of the Property against improper and undesirable uses of other portions of the Property. This Declaration is designed to complement the Town of Herndon Zoning Ordinance and other local and state government regulations and ordinances, and where conflicts occur, the more rigid requirements shall prevail.

2.02 Addition Of Other Realty. At any time during the pendency of this Declaration, Declarant may add to the Property all or a portion of any real property now or hereafter owned by Declarant and contiguous or adjacent to the Property, and upon recording of a notice of addition of real property containing at least the provisions set forth in Section 2.03, the provisions of this Declaration specified in said notice shall apply to such added real property in the same manner as if it were originally covered by this Declaration. Thereafter, to the extent that this Declaration is made applicable thereto, the rights, powers and responsibilities of Declarant and the Owners and Occupants of Parcels within such added real property shall be the same as in the case of real property described in Exhibit A.

2.03 Notice Of Addition Of Other Realty. The notice of addition of real property referred to in Section 2.02 shall contain at least the following provisions.

(a) A reference to this Declaration stating the date of recording and the deed book or books and page numbers in the Land Records where this Declaration and any amendments, modifications or supplements are recorded,

(b) A statement that the provisions of this Declaration, or some specified part thereof, shall apply to such added real property;

(c) A legal description of such added real property, and

(d) Such other or different covenants, conditions and restrictions as Declarant shall specify, in its discretion, to regulate and control the use, occupancy and improvements of such added real property.

ARTICLE III

REGULATION OF IMPROVEMENTS

3.01 General. No Improvement shall be commenced, erected, constructed, altered, or maintained upon any Parcel, nor shall any exterior change or alteration of any Improvement on any Parcel be made, nor any subdivision, plat or replat be made unless and until the plans, specifications and location shall have been submitted to and approved in writing by the Board, which approval shall not be unreasonably withheld or delayed, and, if required, by the Town of Herndon and all other Governmental Authorities. Notwithstanding the foregoing, the Improvements contemplated in the Development Plan or required by the Proffers shall be deemed approved by the Board.

3.02 Building Lines. All setbacks shall be subject to approval by the Board in reasonable conformance with the Development Plan.

3.03 Exterior Walls. Exterior wall materials shall be subject to the review and approval by the Board and shall be brick, precast concrete, split-face block, glass or metal, or their respective substitutes approved by the Board, or such other materials as may be approved by the Board. The rear or side of any building facing Spring Street, shall be constructed in such a way as to resemble in appearance the front façade of the building. Exterior colors shall be compatible with the existing buildings in Herndon Square I.

3.04 Exterior Equipment. Exterior mechanical and electrical equipment, including without limitation, air conditioning equipment, air handling equipment, transformers, transclosures, pump houses, communication towers, vents and fans, whether mounted on the roof or walls of any Improvement or on the ground, shall be placed or screened so that the predominant design lines of the Building or Improvement continue without visual distraction or interruption. If any such equipment is not screened by building exterior walls, such equipment shall be separately screened either by approved building materials or otherwise, such as by installing berms or dense landscaping, subject to review and approval by the Board. The height of any such screening shall be at least equal to the height of the equipment to be screened. All roof mounted equipment and screening for such equipment shall also be subject to review and approval by the Board and, if required by any code or ordinance, by the Town of Herndon and the Town of Herndon Architectural Review Board (“Town of Herndon A.R.B”). Each Owner shall take reasonable steps to construct building equipment out of public view from the streets and public ways within the Property.

3.05 Parking Requirements.

3.05.01 On-Site The Owner of each Parcel shall provide adequate automobile parking on such Owner’s Parcel capable of accommodating the reasonable parking needs of its employees, tenants, visitors and company vehicles unless otherwise approved by the Board and thereafter by the applicable Governmental Authority. No use or activity shall be permitted on any Parcel of the Property unless adequate parking is provided for such use or activity in accordance with the terms and conditions set forth herein and in accordance with the Town of Herndon Zoning Ordinance parking requirements and the proffers applicable to the Property. In the event that the parking requirements on any Parcel increase as a result of a change in use of the Parcel or as a result of an increase as a result of a change in the zoning ordinance, it shall be the Owner’s responsibility to provide additional parking areas, as approved by the Board, either on the Parcel or elsewhere, in order to accommodate such increased parking requirements. Such additional parking areas shall be provided prior to, or concurrently with, the institution of such changed use or the employment of such additional employees, or as required by the zoning ordinance. Furthermore, it shall be the Owner’s responsibility to provide supplementary parking areas to replace all parking areas that are reduced in size because of construction taking place on a Parcel, including, but not limited to, that construction contemplated in Section 7.09 below.

3.05.02 Off-Site Parking on any street or fire lane within the Property shall be prohibited, and each Owner or Occupant of any Parcel shall be responsible for preventing its employees, lessees, agents, contractors, customers and visitors from parking on any street or fire lane within the Property. If any Owner or Occupant of a Parcel, or any of its employees, lessees, agents, contractors, customers or visitors shall park their vehicles on any street within the Property, and if such use is not discontinued after written notice from the Board or its authorized representative that such use is in violation of this Declaration, the Board or its authorized representative shall have the right to assess a charge for each day that each vehicle is parked on a street in the amount of $150.00 or the then highest effective charge for illegal parking in the Town of Herndon, Virginia, whichever is greater. Such charge, together with all costs and expenses incurred by the Board in the enforcement of this Section 3.05, shall be assessed against, and shall be payable by, the Owner, regardless of whether it is such Owner’s vehicles that are parked on the street or the vehicles of the Occupant of the Parcel, or of any of their employees, agents, contractors, customers or visitors, it being the responsibility of the Owner to see to it that such vehicles are not parked on any street at anytime

Further, any member of the Board shall have the right to cause vehicles parked on any Common Area or private street within the Property to be removed by towing or otherwise to a licensed garage for storage until called for by the owner of the vehicle or his agent, provided that notice of such action shall first or simultaneously therewith be given to at least one of the local law-enforcement officers. In the event of such removal or storage, the owner of the vehicle involved shall be chargeable with and the said vehicle may be held for a reasonable charge for its removal and storage

3.05.03 Parking Area Standards. Parking areas shall be paved with asphalt or concrete and shall have concrete curbs around their perimeter consistent with the specifications and initial construction performed by the Declarant. Other special paving materials may be used to accent special entrance areas or walkways, if approved by the Board.

3.6 Outside Storage. No outside storage of any type will be permitted on the Property. Storage shall only be allowed as an accessory to the principal use and shall not exceed thirty percent (30%) of the floor area of any building, in accordance with the Proffers.

3.7 Landscaping.

3.07.01 Landscaping Approval. All completed Building sites shall be landscaped only in accordance with the Landscape Plan attached to the Proffers, and approved in writing by the Board prior to any development of a Parcel. Such landscaping plan shall include information regarding the type of sodding, the type of seeding, the types of trees, hedges, shrubs and paving stones and information regarding other landscape treatment for the entire Parcel, including fences, walls and screening. All landscaping shall be undertaken, completed and maintained in accordance with such approved plan and said plan may not be altered, amended or revised without submitting the revised landscaping plan for prior written approval by the Board and, if required by any code provision, ordinance, or Proffer, the Town of Herndon A.R.B. and the Town of Herndon Arborist. Notwithstanding the foregoing, the landscaping along the Van Buren and Spring Street frontages shall be in general character and design consistent with the landscaping depicted on the streetscape plans entitled “Schematic Streetscape” prepared by Bowers & Associates, P. C., dated March 17, 1998, consisting of sheets 1 and 2, herein incorporated by reference, and attached to the Proffers as Exhibit C therein

3.07.02 Completion of Landscaping. Except for the initial landscaping that is to be completed by the Declarant in general conformance with the Development Plan, any other landscaping required hereunder or otherwise to be provided on any Parcel shall be completed within sixty (60) days after the substantial completion of construction of any Buildings or other Improvements to be constructed on the Parcel, provided, however, if weather conditions do not at such time permit, then such landscaping shall be completed as soon thereafter as weather conditions permit. If any Owner fails to undertake and complete his landscaping within the time limit previously set forth herein, the Declarant, his agents or the Board, through its agents, may, at their option, after giving the Owner ten (10) days written notice, undertake and complete the landscaping of the Parcel in accordance with the landscaping plan. If Declarant or the Board undertakes and completes the same, the costs of such landscaping shall be assessed against the Owner, and if said assessment is not paid within thirty (30) days after written notice of such assessment from Declarant or the Board, said assessment will constitute a lien on the Parcel in question and may be enforced as set forth in Article 7 hereof.

3.08 Utility Connections. All Utility Services and installations of wires to Buildings shall be designed and installed underground and in accordance with the Development Plan. Satellite dishes and similar equipment shall be located, to the extent feasible, so as to be concealed and not visible from any public right-of-way. The location and appearance of all such equipment and screening for such equipment shall be subject to review and approval by the Board and also must comply with all applicable statutes, ordinances, rules, regulations, the Town of Herndon Code, all zoning and governmental requirements, and, to the extent required by code or ordinance, have the approval of the Town of Herndon A.R.B. prior to installation.

3.09 Height Restrictions. No Buildings or appurtenance including, but not limited to, standpipes, elevators or elevator equipment, stairways, ventilating fans or similar equipment required to operate and maintain any Building fire or parapet walls, skylights or tanks shall exceed: (i) forty-five (45) feet in height in accordance with the definition of height in the Town of Herndon Zoning Ordinance, except that no construction within 150 feet of the right-of-way from the centerline of Spring Street across from residential property shall exceed thirty-five (35) feet in height, in accordance with the Proffers; (ii) any height restrictions by any governing municipal or regulatory agencies (including the Federal Aviation Administration) and the Development Plan or (iii) any height or other restrictions imposed by the Board in its approval process. Notwithstanding the foregoing, if any Owner wants to install a tower, a wireless phone or radio structure, television mast or flagpole, then that Owner shall submit detailed plans for each such structure to the Declarant who shall have the right to approve, reject or modify the plans of each such structure at the Declarant’s sole discretion, regardless of height, and additionally, all such structures must comply with all applicable statutes, ordinances, rules, regulations, the Town of Herndon Code, all zoning and governmental requirements, and, to the extent required by code or ordinance, have the approval of the Town of Herndon A.R.B. prior to installation,

3.10 Signs.

3.10.01 Sign Type. All signs of every nature shall be uniform and consistent with the overall development of the Property and subject to fee prior written approval of the Board as to size, shape, color, material, design, wording and location. All signage of a given Building or project must be of the same type and family, e.g., all back-lit or all flat mounted, as approved by the Board. Further, all signs of every nature also must comply with all applicable statutes, ordinances, rules, regulations, the Town of Herndon Code, all zoning and governmental requirements, and, to the extent required by code or ordinance, have the approval of the Town of Herndon ARB prior to installation

3.10.02 Naming of Business Park. The Declarant hereby reserves the right to unilaterally name or rename, from time to time, this business park, except as may be provided in the contemplated lease with Williams Communications Solutions, LLC

3.10.03 Naming of Buildings. The naming of a Building shall be at the discretion of the Owner, with the approval of the Board, which approval shall not be unreasonably withheld, and may be a common name unrelated to any Occupant within such Building

3.10.04 Temporary Signs. Temporary signs may be erected on a Parcel (i) by Persons offering for sale or lease premises on such Parcel or (ii) by builders, lenders and architects involved in the construction and design of any Building on such Parcel. These signs shall be designed in accordance with this Declaration, and the design, size, location and number of signs shall be subject to the prior approval of the Board. These signs also shall be constructed in accordance with all applicable statutes, ordinances, rules and regulations. These signs shall be removed upon satisfaction of the purpose of the temporary sign (in the case of signs described in Subparagraph (i) above) or upon substantial completion of any Building (in the case of signs described in Subparagraph (ii) above).

3.11 Exterior and Interior Lighting. No exterior lighting of any nature shall be installed or operated without the prior written approval of the Board. Exterior lighting on all Parcels shall be limited to signs and security and safety illumination of streets or roadways, parking lots, access drives and walks, building entrances, loading areas and service areas and exterior lighting of overall building surfaces, and must, to the extent required by code or ordinance, be submitted for approval to the Town of Herndon ARB. All interior and exterior lighting must be arranged or shielded so as to avoid excessive glare or reflection onto any portion of any adjacent street or into the path of oncoming vehicles or onto any adjacent property No flashing, traveling, animated or intermittent lighting shall be allowed. Pole mounted exterior lighting fixtures shall be limited to a maximum height of forty-five (45) feet, or in compliance with, the governing municipal and regulatory authorities and the Development Plan. Exterior lighting on all Parcels as set forth above shall be in compliance with all applicable ordinances and the Development Plan

3.12 Truck Loading and Parking. All loading docks shall be located on the Buildings in a location that is in reasonable conformance with the Development Plan. All loading docks shall be screened from view by Buildings, landscaping, walls or decorative fencing as approved by the Board. Except during the process of loading and unloading, trucks and commercial vehicles shall not be parked outside a Building overnight, unless parked in the rear or in suitably screened areas. Notwithstanding the foregoing, no truck or commercial vehicle shall park in either a location or for a period of time that, by doing so, the track or commercial vehicle violates a Town of Herndon ordinance or code provision.

3.13 Construction. Once commenced, construction of any Improvements shall be diligently pursued to completion. Construction or building materials, vehicles or mobile buildings shall not be located or stored within street rights-of-way or landscape easements, if reasonably possible

3.14 Maintenance During Construction. During construction the Owner shall be responsible for keeping the premises in reasonably neat condition, preventing the accumulation of trash, and shall prevent runoff of soil from the Parcel onto adjacent property or the streets. Streets providing access to a Parcel shall be cleaned daily by the Owner or Owner’s contractor to remove dirt resulting from construction activity on behalf of said Owner. Any damage caused by an act or omission of an Owner, or any of its contractors, subcontractors, agents or employees, to any Improvements or off-site areas, whether constructed by the Declarant, any Owner, or a third party, shall be promptly repaired by the Owner causing said damage at its sole coat and expense

3.15 Rezoning. No Owner or contract purchaser of any Parcel shall apply for rezoning, change of proffers, special use permit or special exception involving a change in use for any part of the Property without the prior written consent of the Declarant or a majority of the Board, which consent may be granted or withheld in their sole, unfettered discretion.

3.16 Environmental Protection.

3.16.01 Generally. Owners and Occupants shall comply with all federal, state and local governmental statutes, ordinances and regulations relating to environmental protection, in relation to the Property.

3.16.02 Owner Liability. Each Owner shall be responsible for payment of any repair costs and damages to the Storm Water Detention Pond or to the Declarant, the Board, any other Owner or any third party arising out of or related to the Owner’s intentional or negligent acts. Furthermore, each Owner shall be strictly liable for the cost of any repairs or damage to the Storm Water Detention Pond or to any third parties arising out of or related to the discharge from their Property of any environmentally hazardous, toxic or damaging substances or pollutants, including, without limitation, any pollutants or substances defined as hazardous or toxic by any federal, state or local law, statute, ordinance or regulation. Each Owner shall indemnify and hold harmless the Declarant, the Board and all other Owner(s) for any damages, claims or costs incurred by the Board or any other Owner(s) (including reasonable attorney’s fees) resulting from such discharge

3.16.03 Declarant Access for Compliance. The Declarant shall have the right of entry on any part of the Property, during reasonable hours and subject to reasonable security requirements, for the purpose of gathering environmental information, to determine the quality of soil, ground water, storm water and any emissions or discharges from any part of the Property

3.17 General Liability Insurance. Each Owner shall be responsible for maintaining commercial general liability insurance policies with a combined single limit of no less than One Million Dollars ($1,000,000 00) covering all bodily injury, death, or property damage on any Common Area within such Owner’s Parcel. The amount of said insurance shall be increased from time to time as reasonably required by the Board.

3.18 Enforcement of the Proffers. Development on the Property is governed by the Town of Herndon Zoning Ordinance and the Proffers. It is the duty of all of the Owners to make certain that the Proffers are complied with. If an Owner fails to comply with the Proffers generally or fails to perform Proffer related site work which such Owner had agreed to perform (the “Breaching Owner”), then any other Owner or the Declarant, after fifteen (15) days notice to the Breaching Owner, shall be permitted to take action and, if necessary, enter upon the Breaching Owner’s Parcel in order to bring the Breaching Owner’s property into compliance with the Proffers or to perform said site work. The Breaching Owner shall then be liable for all of the costs and expenses incurred by the parry taking the action to make the Breaching Owner’s Parcel compliant with the Proffers or to perform said site work. If the Breaching Owner does not pay the costs and expenses upon demand, then the party that performed such actions may place a lien against the Breaching Owner’s Parcel for all sums owing, including interest which shall accrue at the rite of fifteen percent (15%) per annum

ARTICLE IV

MAINTENANCE

401 Owners Maintenance Responsibilities. Owners of the Parcels shall each have the duty and responsibility, at their sole cost and expense, to keep their Parcel (exclusive of Common Areas) and Building(s) so owned or occupied in a well-mainframed. safe, clean and attractive condition at all times, consistent with the standards of a first-class business office park, in a manner satisfactory to the Board, and in compliance with all governmental, health, police and fire requirements, statutes and regulations. Such maintenance includes, but is not limited to, the following

(1)	Removing promptly all litter, trash, refuse and wastes,

(2)	lawn mowing;

(3)	tree and plant trimming and pruning;

(4)	replacement of plants and trees;

(5)	fertilization and watering;

(6)	lighting, striping, improving, snow removal and maintenance of all streets, roads, parking areas, driveways, trails, sidewalks, and medians,

(7)	keeping site irrigation and drainage systems in good repair;

(8)	maintenance of the Storm Water Detention Pond; and

(9)	keeping exterior signage and lighting in good repair and working order

Each Owner shall contract with their own maintenance agent to provide maintenance for their Parcel. Furthermore, any damage caused by an act or omission of an Owner, or any of its contractors, subcontractors, agents or employees, to any Improvements, landscaping, site work performed on-site by Declarant or off-site areas, whether such Improvements and landscaping were constructed by the Declarant, any Owner, or a third party, shall be promptly repaired by the Owner causing said damage at its sole cost and expense. If such damage is not promptly repaired by the Owner having caused said damage, then the Declarant may enter any Parcel in order to perform such repairs as are deemed necessary by the Declarant to keep the Parcel in good repair and condition, subject to the restrictions provided in Section 5.07. If the Declarant performs said repairs, then the Owner causing said damage shall indemnify, defend and hold the Declarant harmless from and against any and all liability, obligation, damage, loss, cost or expense arising out of, resulting from or relating to such Owner’s failure to maintain its Parcel.

4.02 Enforcement. If, in the opinion of the Declarant and/or Board, any such Owner has failed in any of the foregoing duties or responsibilities, then the Declarant and/or Board may give such Person written notice of such failure and such Person must, within ten (10) days after receiving such notice, perform the care and maintenance required. Should any such Person fail to fulfill this duty and responsibility within such period, then the Declarant and/or Board, through its authorized agents, shall have the right and power to enter onto the premises and perform such care and maintenance without any liability for damages for wrongful entry, trespass or otherwise to any Person. The Owner(s) for which such work is performed shall jointly and severally be liable for the cost of such work and shall promptly reimburse and indemnify the Declarant and/or Board for such cost. If such Owner shall fail to reimburse the Declarant and/or Board within thirty (30) days after receipt of a statement for such work from the Declarant and/or Board then said indebtedness shall be a debt of all of said Owner(s) and shall constitute a lien against the Parcel on which said work was performed. Such lien shall have the same attributes as the lien for assessments and special assessments set forth in Article 7 and the Declarant and/or Board shall have identical powers and rights in all respects including, but not limited to, the right of foreclosure.

4.03 Access at Reasonable Hours. For the purpose of performing the maintenance authorized by Section 4.02, the Declarant and/or Board, through its duly authorized agents of employees, shall have the right, after reasonable notice to the Owner, to enter upon any Parcel, or the exterior of any Improvements thereon at reasonable hours, and shall have the right to enter the Common Areas without notice, except that notice must be provided to the tenant and Owner of any Building before entering any secured or restricted access area as provided in Section 5.07.

ARTICLE V

PROPERTY RIGHTS

5.01 Owners’ Easements of Enjoyment. Every Owner shall have a non-exclusive right and easement of enjoyment in and to the Common Area which shall be appurtenant to and shall pass with the title of portions of the Property, subject to the following

(1) The right of the Board and/or the Declarant to take such Steps as are necessary to protect the Common Area against foreclosure;

(2) All provisions of this Declaration, and any plat of all or any part or parts of the Property;

(3) Rules end regulations governing use and enjoyment of the Common Area adopted from time to time by the Board;

(4) Restrictions contained in any and all plats of all or any part of the Common Area or filed separately with respect to all or any part or parts of the Property, and

(5) The right of an Owner or the Declarant to restrict access to a Parcel as provided in Section 5.07

5.02 Permitted Operations and Uses. All of the Parcels are intended to be used for office, research, telecommunications (including switching equipment) and development, and business of a kindred nature in accordance with the Proffers and all applicable ordinances of the Town of Herndon, Virginia. The design and use of the Improvements to be located on all Parcels shall be consistent with a first-class business office park development. Unless otherwise specifically prohibited by the governing municipal and regulatory agencies, the Development Plan, the Proffers or this Declaration, any operation and use, as described above, will be permitted if it is performed or earned out entirely within a Building that is so designed and constructed that the enclosed operations and uses do not cause or produce a nuisance to adjacent sites such as, but not limited to, vibration, sound, electromechanical disturbance and radiation, discharge of waste materials, electromagnetic disturbance, radiation, air or water pollution, dust emission or odorous, toxic or non-toxic matter. All exterior lighting is to be shielded and confined within property lines. Unusual traffic hazards or congestion shall not be permitted. Further, no noxious or offensive trade, service or activity shall be permitted.

5.03 Delegation of Use. Subject to such limitations as may be imposed by the Board, each Owner may delegate this right of enjoyment in and to the Common Area and facilities to its tenants and invitees.

5.04 Easements of Encroachment. There shall exist reciprocal appurtenant easements as between adjacent Parcels and between each Parcel and any portion or portions of the Common Area adjacent thereto for any encroachment due to the unwillful placement, settling, or shifting of the Improvements constructed, reconstructed, or altered thereon, provided such construction, reconstruction, or alteration is in accordance with the terms of this Declaration. Such easement shall exist to a distance of not more than ten (10) feet as measured from any point in on the common boundary between adjacent Parcels, and between each Parcel and any adjacent portion of the Common Area, along a line perpendicular to such boundary at such point. No easement for encroachment shall exist as to any encroachment occurring due to the willful conduct of an Owner.

5.05 Other Easements.

5.05.01 Utility/Drainage Easements. The Declarant reserves the right to create, for its own use and benefit and for the benefit of its grantees and their transferees and assigns, and for the Owners, at any time after the conveyance of any Parcel, temporary or perpetual easements for installation and maintenance of utilities and drainage facilities, walkways and trails, and access to such easements. All such easements shall be created by the recordation of appropriate instruments among the Land Records. The right of access to the easement shall be for purposes of construction, maintenance, and service by emergency vehicles. Within these casements, no structure, planting, or other material shall be placed or permitted to remain which may damage or interfere with the installation and maintenance of utilities, or which may damage, interfere with, or change the direction of flow of drainage facilities in the easement. The easement area of each Parcel and all Improvements thereon shall be continuously maintained by the Owner of such Parcel, except for Improvements which the Board, a public authority or utility company is responsible to maintain.

5.01.01.01 Access to Utility Easement Areas. Subject to reasonable rules and procedures adopted by Declarant and with at least ten (10) calendar days prior notice to Declarant and the Owner of any Parcel or Its assignee, Declarant or the applicable public or private utility company may eater upon the land covered by such easement to install utilities. Further, the Person that directs any entry upon such land under easement, whether Owner, Declarant, or assignee of Owner or Declarant, shall restore the Parcel, as nearly as practicable and at its sole expense, to its condition prior to the entry. Restoration shall include the backfilling of trenches, fee replacement of fences, the reseeding of lawns, pasture and woodland areas, and the replacement of shrubbery Restoration shall not include the replacement of structures, trees, or other natural obstructions. No conveyance by Declarant of any portion of the Property or any interest thereof constitutes a conveyance or release of the right to create easements as reserved herein, although such a conveyance purports to convey the property in fee simple or to convey Declarant’s entire interest therein.

5.05.01.02 Assignment of Utility Easement Rights. Declarant reserves the right to assign the benefit of any such easement to any private or public utility company for the purposes of installing, operating and maintaining any Utility Service.

5.05.02 Vehicular Ingress/Egress. A mutual and reciprocal easement is hereby created and established burdening each Parcel and in favor of each other Parcel for vehicular ingress and egress over, through and across all roadways and entranceways on each Parcel, to or from adjoining public or private roads, parking areas and all necessary access to and from the loading docks located on each Parcel. For so long as the GSA is leasing Building C, this mutual and reciprocal vehicular ingress/egress easement shall not apply to (1) the secured and restricted access areas provided for in Section 5.07, herein, and (2) the gated vehicular entranceway from Huntmar Park Drive into Parcel 156H.

5.05.03 General Pedestrian Ingress/Egress. A mutual and reciprocal easement is hereby created and established burdening each Parcel and in favor of each other Parcel for pedestrian access and traffic over, through and across the sidewalks, walkways and pedestrian passageways located, from time to time, on each Parcel. For so long as the GSA is leasing Building C, this mutual and reciprocal pedestrian ingress/egress easement shall not apply to (1) the secured and restricted access areas provided for in Section 5.07, herein, and (2) Parcel 156H.

5.05.04 Use of Easements. No Improvement of any kind shall be built, erected, or maintained on any such easement, reservation, or right-of-way, and such easements, reservations, and rights of way, and such easements, reservations, and rights-of-way shall at all times be open and accessible to the applicable public and quasi-public utility corporations, their employees and contractors, and shall also be open and accessible to Declarant and the Board, all of whom shall have the right and privilege of doing whatever may be necessary in, on, under, and above such locations to carry out any of the purposes for which such easements, reservations, and rights-of-way are reserved.

5.05.05 Creation of New Easements. Declarant shall have the right to create at any time by recordation of an appropriate instrument among the Land Records, temporary or perpetual easements for the purpose of locating, installing and maintaining utility and drainage lines, open space and park landscape areas, recreational facilities, entrance signs, directional graphic systems and surrounding landscape areas, drainage, landscape medians, security, safety, bicycle paths, pedestrian trails, sidewalks, roads, ponds and water features, sculptures, pavilions and project lighting and any other similar uses, and the right of access to said easement areas for construction, utility maintenance and emergency vehicles, over, under, or across any and all lands within the Property except (i) building locations previously approved by the Board and any applicable Governmental Authority or (ii) areas of a Parcel which now or hereafter are reasonably set aside by the Owner as proposed planned building locations and which, if submitted for governmental approval as a building location, Owner reasonably believes would satisfy all state, local and federal regulations, statutes and ordinances, provided, however, that all such easements shall be designed and located consistent with sound engineering practices taking into consideration topography, existing utility locations and the proposed location of other improvements planned for the Property. The Declarant shall have the right to assign the benefit of any such easement to any electric company, gas company, telephone company, cable television company, communication company, Town of Herndon, Board of Supervisors of Fairfax County or other public utility or to the Commonwealth of Virginia, or any subdivision thereof for the purpose of installing, operating and maintaining utilities.

5.06 Right of Entry. The Board, through its duly authorized agents and contractors, shall have the right after reasonable notice to the Owner thereof, to enter any Parcel subject to this Declaration at any reasonable hour on any day to perform such inspection and/or maintenance as may be authorized herein.

5.07 Right to Secured and Restricted Access Areas.

5.07.01 General Services Administration. The Declarant has agreed to lease Building C to the General Services Administration (the “GSA”). A provision of the lease allows for the GSA to restrict access onto the portion of Parcel 156H that immediately surrounds Building C (the “GSA Secured Area”), as more particularly shown as the area inside of the dotted line designated as “Bollards at 4’-0” on Center” on the Illustrative Site Plan attached hereto as Exhibit E. For as long as the GSA is leasing Building C, the public and the Owners of the other Parcels shall have no right to enter the GSA Secured Area without the prior consent of the tenant of Building C or the Owner of Parcel 156H. At such time as GSA is no longer leasing Building C, the Declarant shall (i) restore the travelway connection between Parcels 156G and 156H adjacent to the stormwater management pond and parallel to the W&OD Trail, and (ii) remove the bollards surrounding Parcel 156H. The Declarant shall (i) repair and/or replace damaged landscaping due to the removal of the bollards; and (ii) shall repair and/or replace paving where the bollards have been removed in the parking lot and travelways.

5.07.02 Other Secured Areas. Except as set out above, no Owner shall have the right to create a secured area or restrict access to their Parcel without the prior consent of the Declarant or two-thirds ( 2/3) vote of the Board. If any such secured area is approved, then such secured area is first and foremost subject to the Zoning Ordinance of the Town of Herndon and any such improvements must be approved by the Architectural Review Board of the Town.

ARTICLE VI

MANAGEMENT BOARD

6.01 Establishment. The Declarant herein establishes and creates the management board named the Herndon Square II Management Board, organized for the purposes set forth herein.

6.02 Board Configuration. The Board shall consist of four members, three individuals and the Declarant. The Owners of Parcel 156G, Parcel 156H and Parcel 156J shall each appoint one member to the Board. For as long as the Declarant is a member of the Board, the Declarant shall be able to exercise all powers delegated to the Declarant under this Declaration at its sole and complete discretion, with impunity from all Owners and without input from the Board.

ARTICLE VII

MAINTENANCE ASSESSMENTS

7.01 Creation of the Lien and Personal Obligation of Assessments. Each Owner of any portion of the Property (by acceptance of a deed for such portion of the Property, whether or not it shall be so expressed in any such deed or other conveyance), including any purchaser at a foreclosure sale, shall be deemed to covenant and agree to pay to the Board any annual assessments or charges, and any special assessments to be fixed established and collected from time to time as hereinafter provided. All such assessments, together with interest thereon, from the due date at the rate of fifteen percent (15%) per annum and costs of collection thereof (including reasonable attorneys’ fees), shall be a charge on the Parcel and shall be a continuing lien upon fee Parcel(s) against which each such assessment is made and shall be the personal obligation of the Owner. No Owner of a Parcel may waive or otherwise escape liability for the assessments provided for herein by non-use of his Parcel or the Common Area or by abandonment.

7.02 Purpose of Assessments. The annual and special assessments levied by the Board shall be used exclusively for the purpose of promoting the health, safety, security and welfare of the Owners of the Property and an attractive high quality environment within the Property and, in particular, for the improvements and maintenance of the Common Areas, including, but not limited to, the cost of taxes, insurance, labor, equipment, materials, management, maintenance and supervision thereof, as well as for such other purposes as are permissible activities of, and undertaken by, the Board, The Board may, but is not obligated to, maintain and beautify public rights-of-way within the Property to the extent not properly maintained by a public body and may remove snow from public roads providing access to the Property if a public body is not properly providing such service

7.03 Annual Assessments.

7.03.01 Setting the Annual Assessment. Except as hereinafter provided, the annual assessment excluding any special assessment, shall be set by a minimum two-thirds ( 2/3) vote of the Board and shall include, without limitation, the costs of any maintenance performed by the Board. The amount of the annual assessment shall be determined by the Board in accordance with the projected financial needs of the Board. The decision of the Board as to such amount shall be final.

7.03.02 Reserve Funds. The Board may establish and maintain reserve funds for working capital or major repairs and replacements of Improvements on the Common Areas by periodic allocation to such reserve fund of an amount to be designated from time to time by the Board.

7.04 Special Assessments. In addition to any annual assessments, the Board may, by a minimum two thirds ( 2/3) vote of the Board, levy upon members in any assessment year a special assessment, applicable to that year only, for the purpose of defraying, in whole or in part, the cost of any construction, reconstruction, unexpected repair or replacement of a capital improvement as approved by the Board, including the necessary fixtures and personal property related thereto, or to make up the difference between actual operating costs and the annual assessment, provided that the amount of any such special assessment in any year shall not exceed the amount of the annual assessment for that year without the assent of a majority of the votes of the members who are voting in person or by proxy at a meeting duly called for this purpose, written notice of which shall be sent to all members at least thirty (30) days to advance and shall set forth the purpose of the meeting.

7.05 Uniform Rate of Assessment. All regular and special assessments on members shall be at a rate based upon the land area of each Parcel. Each member’s annual assessment, charges and special assessments shall be apportioned based upon the land area of such Owner’s Parcel as a percentage of the total land area for the Property.

7.06 Date of Commencement of Annual Assessments: Due Date. The assessments for which provision is herein made shall commence on the date or dates (which shall be the first day of a month) fixed by the Board to be the date of commencement. The due date of any assessment shall be fixed in the resolution authorizing such assessments, and any such, assessment shall be payable in advance in monthly, quarterly, semiannual, or annual installments, as determined by the Board.

7.07 Duties of the Board. At least thirty (30) days before an assessment due date, the Board shall determine the date of commencement and the amount of the assessment against each Parcel for each assessment period. In addition, at such time the Board shall prepare a roster of the Parcels and assessments applicable thereto which shall be kept by a member of the Board and shall be open to inspection by any Owner. Written notice of the assessment shall be sent to every Owner subject thereto not later than seven (7) days after fixing the date of commencement. The Board shall, upon demand, furnish to any Owner liable for said assessment a certificate in writing signed by an officer of the Board, setting forth whether said assessment has been paid.

7.08 Repair Assessment. If in the process of construction upon any Parcel or other portion of the Property or in the making of any Improvement, any Owner or its employees, agents or independent contractors cause damage to any other Parcel, Improvement, Common Area, dedicated roads or to any other property owned by another Person within the Property, such Owner shall be responsible for such damage. If the Board and/or the Declarant, makes repairs or otherwise cures the damage caused by the Owner, its employees, agents or independent contractor, the Owner shall be obligated to reimburse the Board and/or Declarant for all expenses the Board and/or Declarant incurred in curing the damage. Such amount shall be treated as an assessment and the Board shall have all rights and powers as provided in this Article.

7.09 Entranceway Construction and Reconstruction Costs. In the event that the conditions for closing the existing southern entrance onto Van Buren Street located on Parcel 156J, detailed in Proffer #11, are satisfied, then the Owner of Parcel 156G shall be solely responsible for completing such closure, unless otherwise agreed to in writing at a later date. In addition, if the above-described vehicular entranceway is closed, then it shall be the sole responsibility, including cost and expense, of the Owner of Parcel 156G, unless otherwise agreed to in writing at a later date, to (1) widen the vehicular entranceway from Van Buren Street located on Parcel I56G, (2) construct an opening in the landscaping island to permit traffic from Parcel 156J to have direct access to the newly widened entrance on Parcel 156G, (3) close the Van Buren and Spring Street entrance, and then restore landscaping and frontage improvements along the closed entrance, on the frontage of Parcel 156G, and along Van Buren and Spring Street, to be consistent with the existing streetscape, and (4) if approved by the Town, the Owner of Parcel 156G shall also modify the existing median on Van Buren Street to eliminate the left turn lane into the Parcel and return the same as nearly as reasonably possible to its original condition, including landscaping (i.e., prior to the construction of the left turn lane), all in accordance with the Proffers.

7.10 Construction of New Traffic Signals and Signs. The Declarant shall construct the new traffic signals and signage required by the Proffers.

7.11 Effect of Non-Payment of Assessment, The Lien, the Personal Obligation, Remedies of Board. The lien of the Board upon a Parcel shall be effective from and after recording, in the Land Records, a memorandum of lien stating (i) the name of the development, (ii) the description of the Parcel encumbered thereby, (iii) the name of the Owner, (iv) the amount of unpaid assessments and date when due, (v) the date of issuance of the memorandum, and (vi) the name of the Board and the name and current address of the Person to contact to arrange for payment and release of the lien. Such memorandum of lien shall include not only assessments, plus interest, costs, attorneys’ fees, advances to pay taxes and prior encumbrances and interest thereon, which are due and payable when the memorandum of lien is recorded, but such memorandum shall also include such additional assessments which accrue from the first non-payment to which the lien, relates to the entry of a judgment in favor of the Board with respect to such lien. If the assessment is not paid within thirty (30) days after the delinquency date set by the Board, the assessment shall bear interest from the date due at the rate of fifteen percent (15%) per annum, or the maximum allowable by law, whichever is greater, and the Board may at any time thereafter within the statutory period bring an action to foreclose the lien against the Owner(s). and there shall be added to the amount of such assessment the cost of preparing and filing the complaint in such action, including reasonable attorneys’ fees, and in the event a judgment is obtained, such judgment shall include interest on the assessment as above provided and reasonable attorneys’ fees to be fixed by the County, together with the cost of the action.

7.12 Subordination to Lien of Mortgages. The lien of the assessments for which provision is herein made, as well as in any other Article of this Declaration, shall be subordinate to the lien of any bona fide mortgage or bona fide deed of trust.

ARTICLE VIII

DECLARANT’S RESERVED RIGHTS TO PROPERTY

8.01 Extension of Covenants and Restrictions to Include Additional Property. The Declarant may, at any time, make subject to this Declaration other properties now or hereafter owned by the Declarant contiguous to or separated by a street from the Property by executing an instrument in writing applying this Declaration to such other properties and by recording the instrument in the Land Records.

8.02 Platting and Subdivision Restrictions. Upon obtaining the consent of Owners of any Parcels sold to other parties affected thereby, the Declarant shall be entitled at any time and from tome to time, to plat and/or replat all or any part of the Property, and to file subdivision restrictions and/or amendments thereto with respect to any undeveloped portion or portions of the Property.

8:03 Public Roads—Easements.

The Declarant reserves the right from time to time hereafter to delineate, plat, grant or reserve within the remainder of the Property not previously conveyed by the Declarant such public streets, roads, sidewalks, ways and appurtenances thereto, and such easements for drainage and public utilities, as it may deem necessary or desirable for the development of the Property (and from time to time to change the location of the same) free and clear of this Declaration and to dedicate the same to public use or to grant the same to any governing municipal or regulatory authority, including any appropriate public utility corporations.

ARTICLE IX

ARBITRATION

9.01 General. Any dispute in connection with this Declaration or the transactions contemplated hereby (other than an action for specific performance or an action to enforce an indemnity provided in this Declaration, which may be pursued by either party in court) shall be resolved through binding arbitration as hereinafter provided in Fairfax County, Virginia.

9.02 Selection of Arbitrators. If arbitration is required, then the party making the claim under the Agreement shall notify the office of the American Arbitration Association (“AAA”) nearest to Fairfax County, Virginia and request AAA to select one person to act as the arbitrator for resolution of the dispute.

9.03 Rules of Arbitration. The arbitrator selected by the AAA shall establish the rules for proceeding with the arbitration of the dispute, which shall be binding upon all parties to the arbitration proceeding. The arbitrator may use the rules of the AAA for commercial arbitration but is encouraged to adopt the rules the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrator may (1) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (2) accept evidence of values without formal appraisals and upon information provided by parties to the arbitration and otherwise minimize discovery procedures as the arbitrator deems appropriate, (3) act upon his understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs of the issue prepared by any party, (4) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (5) impose any other rules which the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrator (1) shall permit each side no more than 2 depositions (including any depositions of experts), which depositions may not exceed four hours each, one set of 10 interrogatories (inclusive of sub parts) and one set of 5 documents requests (inclusive of sub parts), (2) shall not permit any requests for admissions, (3) shall limit the hearings, if any, to five days, and (4) shall render his or her decision within 30 days of the filing of the arbitration.

9.04 Costs of Arbitration. The arbitrator shall have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

9.05 Award of Arbitrator. Any award made by the arbitrator shall be binding on all parties to the arbitration and shall be enforceable to the fullest extent of the law.

9.06 Governing Law; Actual Damages, Etc. In reaching any determination or award, the arbitrator shall apply the laws of the State without giving effect to any principles of conflict of laws under the laws of the State. Except as permitted under Section 9.4 above, the arbitrator’s award shall be limited to the remedies expressly provided in this Declaration and shall not include consequential, punitive or exemplary damages. Nothing contained in this Declaration shall be deemed to give the arbitrator any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Declaration.

All privileges under State and Federal Law, including, without limitation, attorney-client, work product, and party communication privilege, shall be preserved and protected. All experts engaged by a party must be disclosed to the other party within 15 days after the date of notice and demand for arbitration is given.

ARTICLE X

MISCELLANEOUS

10.01 Term. This Declaration, every provision thereof, and every covenant, condition, restriction and reservation contained herein shall continue in full force and effect for a period of thirty (30) years from the date hereof, and shall thereafter be renewed automatically for successive five (5) year periods unless and until terminated as provided in Section 10.02 hereof.

10.02 Termination and Modification. This Declaration, or any provision hereof, or any covenant, condition or standard contained herein, may be terminated, extended, modified or amended, as to the whole of said Property or any portion thereof, with the written consent of a minimum of two-thirds ( 2 /3) of the members of the Board subject to this Declaration. No such termination, extension, modification or amendment shall affect any plans, specifications or use theretofore approved by Declarant or the Board or any Improvements theretofore or thereafter made pursuant to such approval.

10.03 Assignment of Declarant’s Rights and Duties. Any and all of the rights, powers and reservations of the Declarant herein contained may be assigned to the Board or to any Person that is an Owner and that will assume the duties of the Declarant pertaining to the particular rights, powers and reservations assigned, and upon any such Person evidencing its consent in writing to accept such assignment and assume such duties, he or it shall, to the extent of such assignment, have the same rights and powers and be subject to the same obligations and duties as are given to and assumed by Declarant herein. If at any time the Declarant ceases to exist and has not made such an assignment, a successor Declarant may be appointed in the same manner as this Declaration may be terminated, extended, modified or amended hereunder. The Declarant may from time to time delegate any or all of its rights, powers, discretion and duties hereunder to such agents as it may nominate. Any assignment or appointment made hereunder shall be in writing and recorded in the Land Records and the assignee shall join therein for the purpose of evidencing its acceptance of the same.

10.04 Mutuality; Reciprocity, Runs With Land. All covenants, restrictions, conditions and agreements contained herein are made for the direct, mutual and reciprocal benefit of each and every Parcel in favor of every other Parcel, and shall create reciprocal rights and obligations between all grantees of said Parcel, their heirs, successors, personal representatives and assigns, and shall, as to the Owner of each Parcel, his heirs, successors and assigns, operate as a covenant running with the land for the benefit of all other Parcels. Each deed, lease or other conveyance of any portion of any Parcel or any interest therein shall include a statement to the effect that the property conveyed thereby is subject to this Declaration and that the grantee or lessee, as the case may be, acknowledges that each and every benefit and burden contained in this Declaration shall run with the land. Regardless of whether or not such statement is set forth in any deed, lease or conveyance subject to this Section, such statement shall be deemed to have been set forth therein for all purposes, and any such deed, lease or conveyance shall be construed as if such statement had been set forth therein.

10.05 Benefits and Burdens. The terms and provisions contained in this Declaration shall bind and inure to the benefit of the Declarant, the Owners of all Parcels located within the Property, the Owners of additional property made subject to this Declaration and their respective heirs, successors, personal representatives and assigns.

10.06 Notices. Any notice required or permitted herein shall be in writing and mailed postage prepaid by registered or certified mail, return receipt requested and shall be directed as follows: If intended for an Owner (i) to the address of the building Parcel, if improved and occupied, (ii) if the building Parcel is not improved and occupied, to the address set forth in the purchase contract or purchase contract application; or (iii) if none of the foregoing, to the last known address of the Owner; provided, however, that any Owner of a Parcel may change the address to which notices shall be sent by written notice delivered to the Board and the Declarant. If intended for Declarant or the Board, to the following addresses provided that the said addresses may be changed by written notice to all Owners:

To Declarant:	Herndon Square, LLC
c/o Trammell Crow Company
8201 Greensboro Drive, Suite 600
McLean, Virginia 22102
Attn Thomas E Finan

To Board:	Herndon Square, LLC
c/o Trammell Crow Company
8201 Greensboro Drive, Suite 600
McLean, Virginia 22102
Attn Thomas E Finan

10.07 Singular and Plural. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

10.08 Temporary Closing. The Declarant shall have the right to temporarily close any easement for such reasonable times as may legally be necessary to avoid the possibility of dedicating such easement for public or quasi-public use and to avoid the acquisition or creation of prescriptive rights by anyone, provided such right may be exercised no more than one (1) time each calendar year, for no longer than one (1) day, and only after delivering written notice thereof of at least thirty (30) days prior to such closing to the other Owners. The closing shall occur on a Saturday or Sunday in such a manner as not to unreasonably interfere with the rights of the Owners.

10.09 Counterparts. This Declaration may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. The signature of an Owner may be removed and attached to any other counterpart. Any counterpart to which is attached the signatures of all Owners shall constitute an original of this Declaration.

10.10 Time is of Essence. The Owners hereto recognize that, with regard to the obligations of the Owners to be performed herein, time is of the essence.

10.11 Enforcement. These restrictions may be enforced by the Board, its successors and assigns by proceeding at law or in equity against the Person violating or attempting to violate any covenant or covenants, either to restrain the violation thereof or to recover damages together with reasonable attorneys’ fees and court costs. Further, in the event the Board fails to act to enforce any restriction herein, any Owner of any Parcel may enforce these restrictions as aforesaid against any other Owner.

10.12 Exoneration of Declarant. Each Owner of any Parcel in the Property or any other party having an interest in any portion of the Property expressly agrees that no duty or obligation is imposed upon Declarant to enforce or attempt to enforce any of the covenants or restrictions contained herein. Notwithstanding anything to the contrary in this Declaration, neither Declarant nor any present or future Constituent Partner

(hereinafter defined) in or agent of Declarant, nor any member, manager, shareholder, officer, director, employee, trustee, beneficiary, or agent of any corporation or trust that is or becomes a Constituent Partner in Declarant shall be liable, directly or indirectly, for any act or omission under or in connection with this Declaration, or any amendments or modifications to any of the foregoing made at any time or times, heretofore or hereafter, including, without limitation, failure to enforce or attempt to enforce any covenant or restriction in this Declaration, and each of the Owners and their respective successors and assigns waives, and does hereby waive, any such liability. As used in this Section 10.12, a “Constituent Partner” in Declarant shall mean any direct member in Declarant and any Person that is a partner in any partnership that, directly or indirectly, through one or more other partnerships, is a member in Declarant.

10.13 Failure to Enforce Not a Waiver of Rights. Any waiver or failure to enforce any provision of this Declaration in a particular situation shall not be deemed a waiver or abandonment of such provision as it may apply in any other situation or to the same or a similar situation at any other location in the Property or of any other provision of this Declaration. The failure of the Declarant, the Board or any Parcel Owner to enforce any covenant or restriction herein contained shall in no event be deemed to be a waiver of the right to do so thereafter nor of the right to enforce any other covenant or restriction.

10.14 Constructive Notice and Acceptance. Every Person who now or hereafter owns or acquires any right, title or interest in or to any portion of said Property is and shall be conclusively deemed to have consented and agreed to every covenant, condition and restriction contained in the instrument by which such person acquired an interest in said Property.

10.15 No Waiver. All of the conditions, covenants, restrictions and reservations contained in this Declaration shall be construed together, but if it shall at any time be held that any of one of said conditions, covenants, restrictions and reservations, or any part thereof is invalid, or for any reason becomes unenforceable, no other conditions, covenants, restrictions and reservations or any part thereof shall be thereby affected or impaired.

10.16 Captions. The captions, section numbers and article numbers appearing in this Declaration are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Declaration nor in any way modify or affect this Declaration.

10.17 Severability. Invalidation of any one of these covenants and restrictions by judgment or court order shall in no way affect any other provisions which remain in full force and effect.

10.18 Indemnification. To the fullest extent permitted by applicable law, each of the Owners (in proportionate shares) shall indemnify, defend and hold harmless Declarant in its capacity as such and any other Person who was or is a party, or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board against any liability, obligation, damage or expense, including attorney’s fees, reasonably incurred by Declarant or such other Person in connection with such action, suit or proceeding. The Board may purchase and maintain insurance on behalf of any person who is or was a member of the Board against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such.

ARTICLE XI

SITE PLAN BONDING AGREEMENTS

11.01 Access and Indemnity for Compliance with Proffers and Site Plan Bonding Agreements. Herndon Square, L.L.C., in its individual capacity and not solely as Declarant, has undertaken certain obligations under the Proffers and the Site Plan Bonding Agreements for the benefit of the Property and in connection therewith, Herndon Square, L.L.C. has made certain cash deposits and deposited letters of credit and other security to secure the performance of its obligations under such Proffers and the Site Plan and Bonding Agreements. Such security may remain in place after Herndon Square, L.L.C. ceases to be the Declarant or an Owner under this Declaration. Each Owner (other than Herndon Square, L.L.C.) does hereby agree to indemnify, defend and hold Herndon Square, L.L.C. harmless from any obligation, liability, damage, loss, cost or expense, including attorney’s fees and expenses, incurred by Herndon Square, L.L.C. arising under or in connection with the Proffers or the Site Plan Bonding Agreements by reason of the failure of any such Owner to perform any of its obligations under this Declaration. Further, Herndon Square, L.L.C., in its individual capacity, shall have the right, but not the obligation, exercisable at any time, whether or not it is then an Owner or the Declarant hereunder, to enter upon the Property of any Owner to perform any unperformed obligation of an Owner under this Declaration to the extent necessary to satisfy fully the obligations of Herndon Square, L.L.C. under the Proffers and the Site Plan Bonding Agreements.

IN WITNESS WHEREOF, the Declarant has caused these presents to be executed as required by law on the day and year first above written

HERNDON SQUARE, L.L.C., a Delaware limited liability company

By:	CFH/WB Management L.L.C., a Delaware limited liability company, its Administrator

	By:	Crow Family, Inc., a Texas
corporation, its Sole Manager

	By:	/s/ Carol Kreditor
Carol Kreditor, Vice President

STATE OF TEXAS

COUNTY OF DALLAS, to-wit

Subscribed and Sworn to before me the undersigned Notary Public, this 4 day of May, 1999, by Carol Kreditor, as Vice President of Crow Family Inc, the Sole Manager of CFH/WB Management L.L.C., a Delaware limited liability company, as the Administrator of Herndon Square, L.L.C.

/s/ Misty Lea Evans
Notary Public

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